Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

GENERAL MOTORS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENERAL MOTORS CORPORATION Notice of Annual Meeting

April 29, 2005

Dear Stockholder:

      You are invited to attend the annual meeting of stockholders of General Motors Corporation. It will be held at 9 a.m. local time on Tuesday, June 7, 2005, at the Hotel du Pont, 11th & Market Streets, Wilmington, Delaware. At the meeting, stockholders will vote on the following matters:

      • The election of directors for the next year;

      • The ratification of the selection of independent public accountants for the next year;

      • Five stockholder proposals (if they are properly presented at the meeting).

      If you were a holder of record of GM Common Stock, $12/3 par value ( “Common Stock”) at the close of business on April 8, 2005, you will be entitled to vote at the meeting. Please read the General Information section for further details. A list of stockholders entitled to vote at the meeting will be available for examination at General Motors Corporation, Renaissance Center, Detroit, Michigan, for ten days before the annual meeting between 9 a.m. and 5 p.m., and at the Hotel du Pont during the meeting.

      The annual meeting will include a report on the state of the business, and then focus on electing directors, voting on the selection of independent public accountants and stockholder proposals, and related discussion. After that, we will provide time for business-related questions and comments. If you plan to attend the meeting, please see the instructions on page 3.

      In addition to the annual meeting, GM holds regional stockholder forums. These meetings provide an opportunity for you to learn about General Motors and discuss related issues with GM management. The time and location of these meetings are announced in Stockholder News.

      Your vote is important. Please read the attached proxy statement carefully and submit your proxy as soon as possible. You have a choice of voting your proxy via the Internet, by telephone, or by completing and returning the enclosed proxy card.

Sincerely,

Secretary	Chairman & Chief Executive Officer

Item No. 2—	Ratification of the selection of Deloitte & Touche as independent public accountants for the year 2005	28
Item No. 3—	Stockholder proposal to eliminate awarding, repricing, or renewing stock options	28
Item No. 4—	Stockholder proposal to adopt cumulative voting	29
Item No. 5—	Stockholder proposal to report on greenhouse gas emissions	30
Item No. 6—	Stockholder proposal to request stockholder approval for future golden parachutes	32
Item No. 7—	Stockholder proposal to apply simple majority vote on items subject to stockholder vote	34
Other Matters		35
Glossary of Terms		36

GENERAL MOTORS CORPORATION
300 Renaissance Center, P.O. Box 300, Detroit, Michigan 48265-3000

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 7, 2005

      This proxy statement is provided in connection with the solicitation of proxies, by order of the Board of Directors of General Motors Corporation, to be used at the annual meeting of stockholders of the Corporation. The enclosed proxy card represents your holdings of Common Stock in the registered account name shown. We expect this proxy statement and the enclosed proxy card will be mailed, or will be available through the Internet for those stockholders receiving their proxy materials electronically, on or after Friday, April 29, 2005, to each stockholder entitled to vote.

      In addition to this proxy statement and card, the GM 2004 Annual Report is provided in this package.

      Please refer to the Glossary of Terms on page 36 for definitions of capitalized or abbreviated terms used in this proxy statement.

General Information

Stockholders Entitled to Vote

      The Board of Directors designated April 8, 2005, as the record date for determining stockholders entitled to vote at the annual meeting. On that date, the Corporation had 565,471,821 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote.

Voting

      When you vote your proxy, your shares will be voted according to your instructions. You may give instructions to grant or withhold authority to vote for election of all the Board of Directors’ nominees, or any individual nominee, and to vote for or against, or abstain from voting upon, each of the six proposals.

      If you are a stockholder of record (you own shares in your name in an account with GM’s stock transfer agent, EquiServe Trust Company, N.A. ( “EquiServe”)), you can vote in any one of the following three ways:

• By Internet:  Go to the Web site, www.eproxyvote.com/gm, shown on your proxy card, and follow the instructions.

• By Telephone:  Call the toll-free number, 877-779-8683, shown on your proxy card. If you are outside the continental United States or Canada, call collect at 201-536-8073. Please follow the instructions on your proxy card and the voice prompts on the telephone.

• By Mail:  Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card, and return it in the enclosed envelope. If you receive more than one proxy card (which means you have shares in more than one account), you must mark, sign, and date each of them, or alternatively vote all these shares through the Internet or by telephone. If you sign and return your proxy card and do not specify a choice, your shares will be voted as the Board of Directors has recommended, as indicated in this proxy statement.

      If you prefer, you may also vote by ballot at the annual meeting, which will cancel any proxy you previously gave.

      After you have signed and returned the enclosed proxy card or voted through the Internet or by telephone, you may revoke your proxy at any time until it is voted at the annual meeting. You may do this by voting subsequently by proxy card, Internet, or telephone, by sending a written notice of revocation, or by voting in person at the annual meeting. The shares represented by a proxy will be voted unless the proxy card is received late or in a form that cannot be voted.

      By signing and returning the proxy card or by voting through the Internet or by telephone, you will authorize the Proxy Committee to vote your shares of Common Stock as you direct and on any proposals that General Motors does not know about now but that may be presented properly at the meeting. The Proxy Committee comprises three executive officers of the Corporation: G. Richard Wagoner, Jr., John M. Devine, and Robert A. Lutz, each of whom is authorized to act on behalf of the Committee.

      If your shares are held by a broker, bank, or other holder of record, please refer to the instructions they provide for voting your shares. If you want to vote those shares in person at the annual meeting, you must bring a signed proxy from the broker, bank, or other holder of record giving you the right to vote the shares.

      As a matter of policy, GM believes your vote should be private. Therefore, we use an independent third party to receive, inspect, count, and tabulate proxies. Representatives of the independent third party also act as judges at the annual meeting.

      Except for Item No. 1, or as otherwise noted, each proposal in this proxy statement will be approved if it receives a majority of the votes present, either in person or by proxy, at the meeting. Item No. 1, the election of directors, is somewhat different: the 12 candidates who receive the most votes will be elected to the 12 available memberships on the Board. If you submit your proxy or attend the meeting but choose to abstain from voting on any proposal, you will be considered present at the meeting and not voting in favor of the proposal. Since most proposals pass only if they receive favorable votes from a majority of votes present at the meeting, the fact that you are abstaining and not voting in favor of a proposal will have the same effect as if you had voted against the proposal. (In contrast, a “broker non-vote,” where a broker withholds authority to cast a vote as to a certain proposal, is deemed not present at the meeting with regard to that proposal.)

Voting of Stock Plans for Employees

      Your proxy card will serve to instruct the Trustees, plan committees, or independent fiduciaries how to vote your shares in the following employee stock plans:

      • General Motors Savings-Stock Purchase Program for Salaried Employees in the United States (the “GM S-SPP”)

      • General Motors Personal Savings Plan for Hourly-Rate Employees in the United States (the “GM PSP”)

      • General Motors Canadian Savings-Stock Program for Salaried Employees (the “GM Canadian Plan”)

      • General Motors of Canada Limited Group RRSP and Savings Plan for Hourly Employees (the “GM RRSP”)

      • Fidelity Investments Canada Limited Next StepTM — Personal Retirement Group (the “FICL-PRG”)

      • Delphi Corporation Savings-Stock Purchase Program for Salaried Employees in the United States (the “Delphi S-SPP”)

      • Delphi Corporation Personal Savings Plan for Hourly-Rate Employees in the United States (the “Delphi PSP”)

      • GMAC Mortgage Group, Inc. Savings Incentive Plan (the “GMAC Mortgage Plan”)

      • GMAC Insurance Personal Lines — Retirement Plan (the “GMAC Insurance Plan”)

      If you do not provide instructions on how to vote your shares held in the GM S-SPP or the Delphi S-SPP, those shares will be voted at the discretion of the plan’s Trustee. If you do not provide instructions on how to vote your shares held in the GM PSP, the GM Canadian Plan, the GM RRSP, the FICL-PRG, the Delphi PSP, the GMAC Mortgage Plan, or the GMAC Insurance Plan, the shares will not be voted.

Proxy Statement Proposals

      At the annual meeting each year, the Board of Directors asks stockholders to vote on its nominees for election as directors. In addition, GM’s Bylaws require that at each annual meeting the stockholders approve the independent public accountants selected by the Audit Committee with the Board of Directors’ concurrence. (If you would like a copy of GM’s Bylaws, please write to the Secretary at the address given below, or go to http://investor.gm.com on the Internet and click on “Corporate Governance”). The Board of Directors also may submit other matters for stockholder approval at the annual meeting. In addition to these matters presented by the Board of Directors, you may be asked to vote on one or more stockholder proposals.

      We have been asked from time to time why the Board opposes the stockholder proposals included in the proxy statement. The Board does not disagree with all stockholder proposals submitted to the Corporation. When it agrees with a proposal and thinks it is in the best interests of GM and its stockholders, the proposal usually can be implemented without a stockholder vote. The stockholder proposals that appear in the proxy statement are only those with which the Board of Directors disagrees and believes it must oppose in fulfilling its obligations to represent and safeguard the best interests of stockholders as a whole.

      The deadline for stockholders to submit a proposal to include in the Corporation’s proxy statement for the 2006 annual meeting is December 30, 2005. Any proposals intended to be included in the proxy statement for the 2006 annual meeting must be received by the Corporation on or before that date. Please send proposals to the Secretary, General Motors Corporation, by mail to MC 482-C38-B71, 300 Renaissance Center, P.O. Box 300, Detroit, MI 48265-3000, or by fax at 313-667-3166.

Attending the Annual Meeting

      If you plan to attend the meeting, please detach and retain the admission ticket attached to your proxy card. As space is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank, or other holder of record, please bring evidence to the meeting that you own Common Stock, and we will provide you with admission tickets. If you receive your annual meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. A form of government-issued photograph identification will be required to enter the meeting. To permit as many stockholders as possible to participate, only stockholders or their valid proxy holders may speak at the meeting. Large bags, packages, briefcases, cameras, recording equipment and other electronic devices will not be permitted in the meeting. A map with driving directions appears on the back cover of this proxy statement.

Householding of Annual Meeting Materials

      The U.S. Securities and Exchange Commission ( “SEC”) permits publicly held corporations to send a single copy of the annual report and proxy statement to any household at which two or more stockholders reside if it appears they are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, referred to as householding, is intended to reduce the volume of duplicate information stockholders receive and also to reduce expenses for corporations. General Motors has instituted this procedure for all stockholders of record.

      If one set of these documents was sent to your household for the use of all GM stockholders in your household, and one or more of you would prefer to receive your own set, please contact our stock transfer agent, EquiServe, by telephone at 800-331-9922 (if calling from outside the continental United States or Canada, call collect at 781-575-3990), or by mail at P.O. Box 43009, Providence, RI 02940-3009.

      If a broker or other holder of record holds your GM shares, please contact your broker or other holder of record directly if you have questions about delivery of materials, require additional copies of the proxy statement or annual report, or wish to receive multiple reports by revoking your consent to householding.

Electronic Delivery of Annual Meeting Materials

      You can save the Corporation postage and printing expenses by consenting to receive your GM annual report and proxy materials via the Internet. At your request, you will receive an e-mail notification when these documents are available electronically through the Internet. Stockholders of record (those who own shares in their own name in an account with EquiServe) may sign up for this service at www.econsent.com/gm. Beneficial stockholders (those who own shares through a broker or bank) may sign up at www.icsdelivery.com/gm, if their broker or bank is among the majority that participate in electronic delivery.

Material for Beneficial Owners

      Brokers, dealers, banks, voting trustees, and other nominees who want a supply of the Corporation’s proxy soliciting materials to send to beneficial owners should write to General Motors Corporation, c/o Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, NY 10022-2606.

Expenses of Solicitation

      The Corporation will pay the cost of this solicitation of proxies. General Motors will solicit proxies by mail and electronic means, and the directors, officers, and employees of GM may also solicit proxies. These persons will not receive any additional compensation for such services. In addition, GM has retained Morrow & Co., Inc., to assist in soliciting proxies for a fee of up to $50,000, plus reasonable out-of-pocket expenses. The Corporation will reimburse brokers and other stockholders of record for their expenses in forwarding proxy material to beneficial owners.

Board of Directors Governance

Selection of Nominees for Directors

      The Directors and Corporate Governance Committee is responsible for recommending candidates for membership on the Board. In assessing potential new directors, the Committee considers individuals from various disciplines and diverse backgrounds. The selection of qualified directors is complex and crucial to GM’s long-term success. Board candidates are considered based upon various criteria, such as their broad-based business skills and experiences, a global business and social perspective, concern for the long-term interests of the stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of General Motors and the global automotive industry. To assist in the identification and evaluation of qualified director candidates, the Corporation on occasion has engaged a search firm.

      To recommend an individual for Board membership, write to the Secretary, General Motors Corporation, MC 482-C38-B71, 300 Renaissance Center, P.O. Box 300, Detroit, MI 48265-3000. The Committee will review the credentials and background of each recommended candidate in light of the selection criteria listed above and will notify the candidate or the person who makes the recommendation of the Committee’s decision. If you intend to either nominate a candidate for director at the annual meeting, or to introduce any other matter (aside from a stockholder proposal under Rule 14a-8 of the SEC’s proxy rules, which is discussed on page 3), you must give the Corporation written notice, as required in Section 1.11 of GM’s Bylaws. The Secretary must receive such notice not more than 180 days and not less than 120 days before the date of the annual meeting. For the 2006 annual meeting, such notice must be received between December 8, 2005, and February 6, 2006.

Directors

      Under the Corporation’s Bylaws, each year prior to the annual meeting of stockholders, the Committee recommends the individuals to be nominated by the Board for election as GM directors for the next year. Each year the Board solicits proxies to elect these individuals. For election at the 2005 annual meeting, the Board has proposed one new nominee, Erskine B. Bowles. If you elect all 12 nominees at the 2005 annual meeting, the Board will be composed of 11 directors who are independent under GM’s Bylaws and not employed by General Motors and one who is currently an employee of the Corporation. To qualify as independent under the Bylaws, a director must satisfy all the standards for independence established by the SEC and by the New York Stock Exchange ( “NYSE”).

      The Board of Directors held a total of seven meetings in 2004. It is currently composed of 12 members. In 2004, average attendance at Board and Committee meetings was 97%. The annual meeting of stockholders is held in conjunction with a regularly scheduled Board meeting, and directors are expected to attend. In 2004, all directors attended the annual meeting.

Director Independence

      The Board of Directors has determined that all 11 nominated non-employee directors qualify as independent under the standards of “independence” adopted by the SEC under the Sarbanes-Oxley Act of 2002 ( “Sarbanes-Oxley”) and the NYSE in its Corporate Governance Rules.

Presiding Director

      In March 2003, the Board of Directors appointed George M.C. Fisher, the Chairman of the Directors and Corporate Governance Committee, as the presiding director of the Board. As the presiding director, Mr. Fisher chairs the executive sessions of non-management directors and is responsible for advising the Chairman and Chief Executive Officer ( “CEO”) of decisions reached and suggestions made at these sessions. The presiding director also reviews and approves matters such as the agendas for Board meetings, the information provided to the Board, and meeting schedules. Additional functions of the presiding director include: calling meetings of non-management directors; serving as liaison between the Chairman and CEO and the non-management directors; assisting the Chairman and CEO in the recruitment and orientation of new directors; presiding at meetings of the Board when the Chairman and CEO is not present; and assuming such additional responsibilities as may be determined by the non-management directors. Finally, if requested by major stockholders, the presiding director is available for consultation and direct communication.

Executive Sessions

      The non-management directors meet in regularly scheduled executive sessions without management present. During these sessions, the non-management directors review and approve at a minimum CEO succession, performance, and compensation; strategic issues for Board consideration; future Board agendas and the flow of information to directors; management progression and succession; and the Board’s corporate governance guidelines. The non-management directors of the Board met in executive sessions three times in 2004.

Corporate Governance Guidelines

      The Corporation first adopted its Guidelines on Significant Corporate Governance Issues in January 1994. These guidelines set out the principles by which the Corporation is governed. The Directors and Corporate Governance Committee annually monitors compliance with these guidelines and recommends revisions to the Board, as appropriate. These guidelines were revised in May 2003 to reflect the new provisions of Sarbanes-Oxley, the NYSE Corporate Governance Rules, and SEC regulations. The guidelines were last updated in May 2004 and are available from the Secretary upon written request, or on the Internet at http://investor.gm.com.

Stockholder Communication to the Board of Directors

      Stockholders wishing to communicate with the presiding director or with the non-management directors as a group may send a letter by regular or express mail addressed to the Secretary, General Motors Corporation, MC 482-C38-B71, 300 Renaissance Center, P.O. Box 33118, Detroit, MI, 48233-5118, Attention: Presiding Director or Non-Management Directors. All correspondence sent to that address will be delivered to those directors on a quarterly basis, unless management determines in an individual case that it should be sent more promptly. All correspondence to directors will be acknowledged by the Secretary and may also be forwarded within GM to the subject matter expert for review.

Ethics and Conflicts of Interest

      The Board expects all directors, as well as officers and employees, to act ethically at all times and to adhere to GM’s policies set forth in “Winning With Integrity: Our Values and Guidelines for Employee Conduct” (available on the Internet at http://investor.gm.com). The Board will not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairman and CEO and the presiding director. If a significant conflict exists and cannot be resolved, the director should resign. All directors must recuse themselves from any discussion or decision affecting their business or personal interests.

Access to Outside Advisors

      The Board as well as each Committee at its request can retain the services of one or more outside advisors at the Corporation’s expense.

Committees of the Board of Directors

      In addition to being members of the Board, non-employee directors serve on one or more of its five standing Committees: Audit, Directors and Corporate Governance, Executive Compensation, Investment Funds, and Public Policy. Each Committee has adopted a written charter in compliance with the requirements of the NYSE Corporate Governance Rules. Each charter is available from the Secretary upon written request, or on the Internet at http://investor.gm.com. Directors spend a considerable amount of time preparing for Board and Committee meetings and, from time to time, are called upon for their counsel between meetings. The table below indicates the membership of each Committee:

Name	Audit	Directors and Corporate Governance	Executive Compensation	Investment Funds	Public Policy
Percy N. Barnevik		X			Chair

John H. Bryan		X	Chair

Armando M. Codina				X	X

George M.C. Fisher*		Chair	X

Karen Katen		X	X

Kent Kresa	X			X

Ellen J. Kullman				X	X

Philip A. Laskawy	Chair			X

E. Stanley O’Neal				Chair	X

Eckhard Pfeiffer	X			X

G. Richard Wagoner, Jr.

*Presiding Director

      Audit Committee met eight times in 2004 and is comprised entirely of independent directors. The function of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the financial reports and other financial information provided by the Corporation to the stockholders and others; the Corporation’s system of internal controls; the Corporation’s compliance procedures for the employee code of ethics and standards of business conduct; and the Corporation’s audit, accounting, and financial reporting processes. All members are financially literate, as the Corporation’s Board has interpreted such qualification in its business judgment. Philip A. Laskawy satisfies the standard for “audit committee financial expert” in compliance with Sarbanes-Oxley and has accounting or related financial management expertise as required by the NYSE. Currently, Mr. Laskawy serves on the audit committees of more than three public companies. The Board has determined, in light of Mr. Laskawy’s depth of knowledge and experience and time available as a retiree, that this simultaneous service does not impair his ability to function as a member and the Chair of the Audit Committee. In fact, the Board believes this experience on a number of audit committees enhances his contribution to GM’s Audit Committee.

      Directors and Corporate Governance Committee met six times in 2004 and is comprised entirely of independent directors. The Committee researches and recommends candidates for membership on the Board and conducts continuing studies of the size, composition, and compensation of the Board. The Committee is also responsible for implementing, periodically reviewing, and proposing revisions to the Board’s corporate governance guidelines; recommending Committee memberships, rotation, and chairs; and setting the agendas for the executive sessions of the Board of Directors.

      Executive Compensation Committee met six times in 2004. The Committee is comprised entirely of independent directors and ensures that the Corporation’s compensation policies and practices support the successful recruitment, development, and retention of executive talent. The Committee reviews and approves corporate goals and objectives related to compensation for the CEO and senior executives, including the senior leadership group of the Corporation. It also approves benefit and incentive compensation plans of the Corporation and its major subsidiaries that affect employees subject to its review. The members of the Committee are not eligible to participate in any of the compensation plans or programs it administers.

      Investment Funds Committee met three times in 2004 and is comprised entirely of independent directors. The Committee serves as the named fiduciary of GM’s and a number of its subsidiaries’ benefit plans governed by the Employee Retirement Income Security Act ( “ERISA”).

      Public Policy Committee met four times in 2004 and is comprised entirely of independent directors. The Committee fosters GM’s commitment to operate its business worldwide in a manner consistent with the rapidly changing demands of society. Topics reviewed by this Committee include GM’s strategies and plans in the areas of advanced technology, fuel economy, environmental and energy performance, research and development, automotive safety, diversity, health care, education, communications, employee health and safety, trade, and philanthropic activities. The Committee provides public policy guidance to management to support GM’s progress in growing the business globally within the framework of GM’s core values to ensure that GM is strongly positioned to compete today and into the future.

Director Compensation

      Only non-employee directors receive payment for serving on the Board. Since Mr. Wagoner is an employee of the Corporation, he is not compensated as a director. Non-employee directors are not eligible to participate in the executive incentive program, Savings-Stock Purchase Program, or any of the retirement programs for General Motors employees. Other than as described in this section, there are no separate benefit plans for directors. Compensation paid to non-employee directors is as follows:

• Annual Retainer	—	$200,000	(a)
• Retainer for Committee Chair	—	$10,000	(b)
• Audit Committee Chair	—	$30,000
• Audit Committee Member	—	$20,000

(a) Under the General Motors Compensation Plan for Non-Employee Directors (the “Plan”), non-employee directors are required to defer $140,000 of the annual retainer noted above in restricted units of Common Stock. In addition, under the Plan, directors may also elect to defer all or a portion of the remaining compensation in cash or restricted units of Common Stock.

(b) Except for the Audit Committee.

      Restricted Stock Units ( “RSUs”) under the Plan are credited with dividend equivalents in the form of additional stock units. Amounts deferred under the Plan are not available until after the director retires from the Board at age 70, or otherwise terminates service. After the director leaves the Board, payment under the Plan is made in cash based on the number of stock units valued at the average quarterly mean market price prior to payment.

      The Corporation also provides the use of company vehicles, certain personal liability insurance, and reimbursement of taxes on personal benefits on an annual basis at an estimated aggregate value of $21,000 per director. Directors are also reimbursed for travel expenses incurred in connection with their duties as directors. Directors, like all active GM employees in the U.S., are eligible to participate in a matching contributions program to accredited four-year colleges, universities, and community colleges, and all eligible contributions are matched on a dollar-for-dollar basis up to $5,000 annually.

Director Stock Ownership Guidelines and Holding Requirement

      The Board has established a stock ownership guideline for non-employee directors to enhance the link between director and stockholder interests. Each non-employee director is required to own stock and/or deferred RSUs equal in value to five times the annual retainer within five years of joining the Board. Non-employee directors are prohibited during their term of service from selling any shares of Common Stock, except shares acquired by the exercise of stock options granted prior to their elimination as a component of compensation in 2003.

Item No. 1
Nomination and Election of Directors

      The Proxy Committee will vote your shares for the 12 nominees described in the following section unless you withhold such authority. Each director will serve until the next annual election of directors and until a successor is elected and qualified, or until the director’s earlier resignation or removal. If any nominees for director become unavailable before the annual meeting, which is not anticipated, the Board of Directors may decrease the number of directors to be elected or designate substitute nominees, who would receive the votes of the Proxy Committee.

      Alan G. Lafley, Chairman, President and Chief Executive of Procter & Gamble, is not standing for reelection in 2005. Mr. Lafley resigned from the Board of Directors effective April 18, 2005. He joined the Board in 2002 and served on the Audit and Directors and Corporate Governance Committees.

      Of the nominees in the following section, Ellen J. Kullman was elected a director of General Motors Corporation since the last annual meeting of stockholders, and Erskine B. Bowles has not previously been a director of the Corporation.

Information about Nominees for Directors

      The following information about each nominee’s principal occupation or employment and other affiliations as well as Common Stock beneficially owned as of March 31, 2005, has been furnished to the Corporation by the nominees for directors.

Percy N. Barnevik                 Age 64              Joined GM Board 1996

Retired Chairman, AstraZeneca PLC, United Kingdom, since 2005; held office of Chairman (1999-2004); Honorary Chairman, Sandvik AB, Sweden, since 2002; held office of Chairman (1983-2002); Chairman, Investor AB, Sweden (1997-2002); Chairman, ABB Ltd., Switzerland (1997-2001)

COMMITTEES — Public Policy (Chair), Directors and Corporate Governance

AFFILIATIONS — Member of The Business Council, the International Investment Council advising the South African government, the International Advisory Council of the Federation of Korean Industries, the Advisory Council of Centre for European Reform-UK, Advisory Councils at the Wharton School of Business Administration and at Humboldt University in Berlin, and the Academies of Engineering Sciences in Sweden and Finland; Honorary Member of the American Academy of Arts and Sciences and Honorary Fellow of the Royal Academy of Engineering, UK

Erskine B. Bowles                 Age 59

Chairman, Erskine Bowles & Co., LLC since 2003; Senior Advisor, Carousel Capital, a private investment firm, since 2002; Managing Director, Carousel Capital, and Partner, Forstmann Little & Co. (1999-2001)

DIRECTORSHIPS — Cousins Properties Incorporated

AFFILIATIONS — Member of the Board of Chancellors, Juvenile Diabetes Research Foundation International; Deputy Special Envoy for the Tsunami Recovery, United Nations

John H. Bryan                        Age 68              Joined GM Board 1993

Retired Chairman and Chief Executive Officer, Sara Lee Corporation, Chicago, Illinois, since 2001; held offices of Chairman (1976-2001) and Chief Executive Officer (1975-2000)

COMMITTEES — Executive Compensation (Chair), Directors and Corporate Governance

DIRECTORSHIPS — BP p.l.c., Goldman Sachs Group, Inc.

AFFILIATIONS — Member of The Business Council and the National Trust Council of the National Trust for Historic Preservation; Trustee of the University of Chicago and Life Trustee of Rush-Presbyterian-St. Luke’s Medical Center; Chairman of the Board of Trustees of The Art Institute of Chicago and Chairman of the Board of Millennium Park, Inc.

Armando M. Codina            Age 58              Joined GM Board 2002

Chairman and Chief Executive Officer, Codina Group, Inc., a full-service commercial real estate firm based in Coral Gables, Florida, since 1979

COMMITTEES — Investment Funds, Public Policy

DIRECTORSHIPS — AMR Corporation, BellSouth Corporation

AFFILIATIONS — Chairman Emeritus of the Board of Trustees of Florida International University

George M.C. Fisher             Age 64              Joined GM Board 1996

Retired Chairman and Chief Executive Officer, Eastman Kodak Company, Rochester, New York, since 2001; held offices of Chairman (2000) and Chairman and Chief Executive Officer (1997-2000)

COMMITTEES — Directors and Corporate Governance (Chair), Executive Compensation

DIRECTORSHIPS — Chairman, PanAmSat Corporation; Eli Lilly and Company

AFFILIATIONS — Member of The Business Council, the International Academy of Astronautics and the National Academy of Engineering; Senior Advisor for Kohlberg Kravis Roberts & Co.; Fellow of the American Academy of Arts and Sciences

Karen Katen                          Age 55              Joined GM Board 1997

Vice Chairman, Pfizer Inc, New York, New York, and President, Pfizer Human Health, since March 2005; held offices of President, Pfizer Global Pharmaceuticals and Executive Vice President, Pfizer Inc (2001-March 2005), Corporate Senior Vice President (1999-2001), Executive Vice President, Pfizer Pharmaceuticals Group (1995-2001), and President, Pfizer U.S. Pharmaceuticals Group (1995-2002)

COMMITTEES — Directors and Corporate Governance, Executive Compensation

DIRECTORSHIPS — Harris Corporation

AFFILIATIONS — Member of the Boards of Directors of Catalyst, the Pharmaceutical Research and Manufacturers of America (PhRMA), and the National Alliance for Hispanic Health, the RAND Corporation’s Health Board of Advisors, the National Board of Trustees for the American Cancer Society Research Foundation, the Healthcare Leadership Council, and the Economic Club of New York’s Board of Trustees; Trustee for the University of Chicago and Council Member of the Graduate School of Business; Appointee to the National Infrastructure Advisory Committee

Kent Kresa                             Age 67              Joined GM Board 2003

Chairman Emeritus, Northrop Grumman Corporation, Los Angeles, California, since 2003; held offices of Chairman and Chief Executive Officer (1990-2003) and President (1987-2001)

COMMITTEES — Audit, Investment Funds

DIRECTORSHIPS — Avery Dennison Corporation, Fluor Corporation, MannKind Corporation

AFFILIATIONS — Chairman of the Board of Trustees of California Institute of Technology; Member of the Boards of Directors of the W.M. Keck Foundation, The Broad Foundation, and Performing Arts Center of Los Angeles County, the Board of Overseers of the Keck School of Medicine of the University of Southern California, the Board of Visitors of the UCLA Anderson School of Management, the Advisory Board of the Massachusetts Institute of Technology Lincoln Laboratory, and the Board of Trustees of the Haynes Foundation

Ellen J. Kullman                    Age 49              Joined GM Board 2004

Group Vice President, Safety and Protection, E.I. du Pont de Nemours and Company, Wilmington, Delaware, since 2002; held offices of Group Vice President and General Manager (2000-2002), and Vice President and General Manager (1995-2000)

COMMITTEES — Investment Funds, Public Policy

AFFILIATIONS — Member of the Board of Overseers at Tufts University School of Engineering, the Board of Directors of the National Safety Council, and The Committee of 200

Philip A. Laskawy                 Age 64              Joined GM Board 2003

Retired Chairman and Chief Executive Officer, Ernst & Young, New York, New York, since 2001; held offices of Chairman and Chief Executive Officer (1994-2001)

COMMITTEES — Audit (Chair), Investment Funds

DIRECTORSHIPS — Henry Schein, Inc., Loews Corporation, The Progressive Corporation

AFFILIATIONS — Trustee of the International Accounting Standards Committee Foundation

E. Stanley O’Neal                 Age 53              Joined GM Board 2001

Chairman, Merrill Lynch & Co., Inc., New York, New York, since 2003, and Chief Executive Officer since 2002; held offices of President and Chief Operating Officer (2001-2002), President, U.S. Private Client Group (2000-2001), Executive Vice President and Chief Financial Officer (1998-2000)

COMMITTEES — Investment Funds (Chair), Public Policy

DIRECTORSHIPS — Merrill Lynch & Co., Inc.

AFFILIATIONS — Member of The Business Roundtable, the Council on Foreign Relations, the Boards of Directors of Memorial Sloan-Kettering Cancer Center, the Center for Strategic and International Studies (CSIS), and The Lincoln Center Theater

Eckhard Pfeiffer                    Age 63              Joined GM Board 1996

Retired President and Chief Executive Officer, Compaq Computer Corporation, Houston, Texas, since 1999

COMMITTEES — Audit, Investment Funds

DIRECTORSHIPS — Chairman, Intershop Communications AG; IFCO Systems, N.V.; Telefonaktiebolaget LM Ericsson

AFFILIATIONS — Member of the Advisory Board of Deutsche Bank

G. Richard Wagoner, Jr.       Age 52              Joined GM Board 1998

Chairman and Chief Executive Officer, General Motors Corporation, since May 1, 2003; held offices of President and Chief Executive Officer (2000-2003), President and Chief Operating Officer (1998-2000); joined General Motors Corporation in 1977

DIRECTORSHIPS — General Motors Acceptance Corporation, subsidiary of GM

AFFILIATIONS — Member of The Business Council and The Business Roundtable, the Board of Directors of Catalyst, and the Boards of Trustees of Duke University and Detroit Country Day School; Chairman, the Detroit Renaissance Executive Committee

SECURITY OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,
AND CERTAIN OTHERS

      The beneficial ownership as of March 31, 2005, of Common Stock for each director, each Named Executive Officer, and all directors and officers as a group is shown in the following tables. The shares listed below do not include Common Stock held by the pension or profit sharing plans of any other corporation or other entity, or of any endowment funds of an educational or charitable institution of which a director or executive may serve as director or trustee. Each of the individuals listed below, as well as all the directors and officers as a group, owns less than one percent of the outstanding shares of Common Stock.

Directors

	Shares Beneficially Owned		Deferred Stock Units (a)	Stock Options (b)
P. N. Barnevik	9,628		15,366	3,000
E. B. Bowles	1,000	(c)	0	0
J. H. Bryan	6,603		23,188	11,738
A. M. Codina	2,000		13,060	3,000
G. M.C. Fisher	4,752		17,099	8,908
K. Katen	6,000		19,700	8,141
K. Kresa	8,200		6,226	0
E. J. Kullman	1,000		809	0
A. G. Lafley	2,000		14,523	3,000
P. A. Laskawy	2,000		7,395	0
E. S. O’Neal	1,000	(d)	9,433	3,000
E. Pfeiffer	4,512		21,156	10,436

(a) Deferred Stock Units — These amounts have been deferred under the General Motors Compensation Plan for Non-Employee Directors (the “Plan”). For more information about the Plan, please refer to the section on Director Compensation on page 7.

(b) Number of shares that may be acquired through the exercise of stock options within 60 days of March 31, 2005. Directors no longer receive stock options; the last grant was in 2002.

(c) Shares were purchased after March 31, 2005.

(d) E. S. O’Neal disclaims any beneficial ownership of any Common Stock owned by Merrill Lynch & Co., Inc. or its affiliates, for the benefit of others or itself.

Named Executive Officers and
All Directors and Executive Officers

	Shares Beneficially Owned (a)	Deferred Stock Units (b)	Stock Options (c)
G. L. Cowger	43,937	2,974	283,656
J. M. Devine	55,028	247,769	1,086,668
T. A. Gottschalk	66,825	51,991	601,455
R. A. Lutz	27,054	192,462	586,668
G. R. Wagoner, Jr.	193,565	158,360	2,305,546
All Directors & Officers of the Corporation as a Group	617,262	970,682	6,858,886

(a) Shares Beneficially Owned may include shares credited under the General Motors Savings-Stock Purchase Program for Salaried Employees (the “GM S-SPP”). The GM S-SPP is generally available to all salaried employees in the U.S. and provides that participants may contribute up to 50% of eligible salary, subject to maximum limits established by the U.S. Internal Revenue Code ( “IRC”).

(b) Deferred Stock Units include shares under the General Motors Benefit Equalization Plan-Savings (the “BEP-S”). The BEP-S is a non-qualified “excess benefits” plan that is exempt from ERISA and IRC limitations and provides executives with the full GM matching contribution without regard to IRC limitations. Amounts credited under the Plan are maintained in share units of Common Stock. Following termination of employment, an employee will receive a complete distribution of amounts in the BEP-S account, which will be paid in cash. Deferred units also include undelivered incentive awards and other awards that will vest upon the occurrence of certain events and that are subject to forfeiture under certain circumstances.

(c) Number of shares that may be acquired through the exercise of stock options within 60 days from March 31, 2005. Additional information regarding stock options is provided on pages 20 and 21.

Certain Beneficial Owners

      The following table gives information about each entity known to GM to be the beneficial owner of more than five percent of Common Stock as of March 31, 2005.

Name and Address	Number of Shares		Percent of Common Stock
State Street Bank and Trust Company(a) 225 Franklin Street Boston, MA 02110	103,110,017		18.3
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071 Sole dispositive power as investment advisor	66,716,110	(b)	11.8

(a) Acting in various fiduciary capacities for various employee benefit plans.

(b) Includes 1,985,710 shares issuable upon the assumed conversion of the 5.25% Convertible Series B Debentures due March 6, 2032.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      E. Stanley O’Neal, a member of GM’s Board, is the Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc., which together with various subsidiaries (collectively, “Merrill Lynch”) provided services including underwriting and investment banking services to GM in 2004. The Board of Directors has considered the relevant facts and circumstances regarding the relationship between GM and Merrill Lynch and has concluded that based on Mr. O’Neal’s recusal from GM business with Merrill Lynch, GM’s long-standing practice of maintaining relationships with several major investment banks, and the amount of fees paid in 2004 and in recent years by GM to Merrill Lynch in proportion to the revenues and expenses of each company during those periods, there is no material relationship between Mr. O’Neal and GM, so that he qualifies as independent under the requirements of the NYSE Corporate Governance Rules. The amount of fees paid by GM to Merrill Lynch in 2004 and in prior years is substantially less than 2% of either company’s expenses or revenues.

      A limited partnership owned by Mr. Codina’s daughters is a majority investor in Hispanic Publishing Group, LLP, which owns a minority interest in Hispanic Publishing Associates, LLC, the publisher of Hispanic Magazine. GM has advertised in that publication for several years (beginning before Mr. Codina joined the Board), and in 2004 purchased approximately $630,000 of advertising. Mr. Codina divested his one percent interest in an affiliate of his daughters’ limited partnership early in 2004, and since then has had no ownership interest or other involvement in any of these companies. The Codina family members involved in this transaction are independent adults. Based on these facts, the Board of Directors has determined Mr. Codina does not have a material relationship with GM based on his family members’ indirect interest in a company doing business with GM, so that he qualifies as independent under the NYSE Corporate Governance Rules.

      Four employees of General Motors who receive more than $60,000 in annual compensation are members of the immediate family of a director or an executive officer.

      Executive officers of General Motors have from time to time received mortgage loans from General Motors Acceptance Corporation ( “GMAC”) or its subsidiaries, or acted as co-signers for loans made to family members. Those loans were made in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other employees, retirees, and dealers of General Motors, which are substantially the same as those offered to unrelated customers.

      The Corporation’s policy on loans to directors and executive officers of the Corporation has been revised to comply with Sarbanes-Oxley, which generally prohibits public companies from making personal loans to their executive officers and directors. The Corporation prohibits loans to its directors and executive officers, other than GMAC mortgage and auto loans, which are made on terms that are acceptable under Sarbanes-Oxley.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Federal securities law requires that directors and certain officers of the Corporation must report to the SEC and the Corporation, within certain periods, the number of shares of the Corporation’s equity securities they own and any changes in such ownership. Based upon information furnished by these stockholders, the Corporation believes that all required filings for 2004 were made in a timely manner.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

      The Executive Compensation Committee is responsible for overseeing the development and administration of the compensation and benefit programs for GM’s executives, including Named Executive Officers whose compensation is reported in this proxy statement. To assist in this process, the Committee engages an independent executive compensation consulting firm, which is directly accountable to the Committee. Since 1989, the Committee has been composed entirely of independent directors. In 2004, the membership of the Committee was composed of John H. Bryan, Chair, George M.C. Fisher, and Karen Katen.

      As in prior years, during 2004, the Board of Directors met in executive session to review the Corporation’s performance and the performance of the CEO and other senior leaders, including the Named Executive Officers. The Committee advised the Board with respect to all compensation determinations for these executives. Further, the Committee regularly updates the Board on key compensation matters.

      During the year the Committee also reviewed its charter and conducted an annual self-evaluation process to ensure compliance with Sarbanes-Oxley and the NYSE Corporate Governance Rules.

      Compensation Philosophy — Executive compensation programs for General Motors and its major subsidiaries are based on the belief that the interests of employees should be closely aligned with those of GM’s stockholders. Incentive plan goals are structured to look at business performance as well as stock market returns and performance in relation to peers. Under this philosophy:

• A significant portion of each executive’s total compensation is linked to accomplishing specific, measurable results intended to create value for stockholders in both the short- and long-term.

• Compensation plans are developed to motivate executives to improve the overall performance and profitability of the Corporation, and the specific region/unit to which they are assigned. Executives will be rewarded only when and if the business goals previously established by management and the Committee have been achieved.

• Each executive’s individual performance and contribution will be reflected through differentiated salary adjustments and the amount of incentive awards paid, if any.

• Long-term incentive awards are denominated in Common Stock to further reinforce the link between executives’ and stockholders’ interests. Long-term incentive awards may be paid in shares of Common Stock or cash, or both.

• The compensation structure is established to provide total compensation in the third quartile for superior performance. As a result, in years of strong performance, executives can earn highly competitive levels of compensation as compared to executives at comparator companies. General Motors will thus be able to attract, retain, and motivate the leadership talent it needs to maintain and grow its businesses successfully. Conversely, in years where performance falls below objectives, executives will receive compensation that is lower than competitive benchmarks.

      Stock Ownership Guidelines — The Corporation feels strongly that the best way to reinforce the link between the executives’ and stockholders’ interests is for executives to own a significant amount of Common Stock. As a result, the Committee has established formal stock ownership guidelines for all corporate officers, including the Named Executive Officers, and other select senior executives. Ownership guidelines are reviewed periodically to ensure appropriateness, and in 2004 the guideline amount for Mr. Wagoner was increased to the current salary multiple. The guidelines for senior executives are as follows:

Position	Minimum Aggregate Value Equivalent
Chairman and CEO	7 times base salary
Vice Chairmen	5 times base salary
Executive Vice Presidents	4 times base salary
Group Vice Presidents	3 times base salary
Vice Presidents and Operating Executives	2 times base salary

      Compensation Deductibility Policy — In 2002, GM stockholders approved an incentive compensation program effective until 2007, which includes provisions allowing the Corporation to comply with regulations under Section 162(m) of the IRC. As a result, the Corporation is able to take a tax deduction for performance-based compensation in excess of $1 million per taxable year paid to each of the Named Executive Officers. The IRC does not permit companies to take a tax deduction for salary paid in excess of $1 million. While the Corporation makes every effort to ensure that it will be able to deduct the compensation it pays, if compliance with Section 162(m) conflicts with the Corporation’s compensation philosophy, or what is believed to be in the best interests of the Corporation and its stockholders, we may conclude that paying non-deductible compensation is more consistent with that philosophy and in the best interests of GM and its stockholders.

      Types of Compensation — In addition to retirement benefits, which are reviewed in the tables following this report, there are three major components of an executive’s total compensation package:

• Base Salary
• Annual Incentives
• Long-Term Incentives

      In determining the proper amount for each compensation component, we review the compensation paid for similar positions at other large corporations with which GM competes for executive talent and relative internal equity within our executive pay structure. Because the job market for these executives is not limited to the auto industry alone, a group consisting of 28 significant, global industrial/service corporations has been identified as our “comparator group.” Each year we carefully review the composition of the comparator group and review the compensation paid at these companies, as well as their corporate performance, and other factors in determining the appropriate performance measures and compensation levels for our executives.

      Base Salary — When establishing base salaries for GM executives, consideration is given to compensation data for similar positions at our comparator group of companies. In addition, other factors such as individual performance, potential for future advancement, specific job responsibilities, relative internal equity within our executive pay structure, and length of time in their current position will influence the final determination for individual executives.

      Annual Incentives — For the 2004 performance year, annual incentives for all executive officers were earned under the General Motors 2002 Annual Incentive Plan that was approved by the stockholders at the 2002 annual meeting. All executives are eligible to be considered for annual incentive awards.

      At the beginning of each performance period, the Committee establishes performance targets, and also sets a minimum performance level that must be achieved before any awards can be paid. If this minimum level of performance is not met, there will be no annual incentive payout. Stockholders approved a maximum award payable to any one individual as part of the 2002 Annual Incentive Plan. When we establish the performance and payout ranges, we assess the degree of performance necessary to achieve the objective by reviewing both past and projected performance levels, as well as external marketplace conditions such as the economic outlook, competitive performance levels, projected automotive industry volumes, projected market share, and quality improvements. The size of final awards depends on the actual level of performance achieved in comparison with the pre-established corporate and region/unit objectives, as well as individual performance. Performance data may be adjusted to reflect the impact of unplanned or extraordinary events. Finally, a peer review is conducted to assess GM’s business performance relative to that of key competitors.

      As in previous years, management recommended that the Committee establish very aggressive performance targets for 2004. We tied the payment of annual incentive awards to meeting specific levels of net income, operating cash flow, market share, and quality that were based upon the Corporation’s business plans. At the end of 2004, we reviewed the Corporation’s overall operating performance and determined that financial results for net income and operating cash flow were below target performance requirements, but above threshold levels. In addition, for geographic regions/operating units, we reviewed performance against pre-established targets for quality and market share within those regions/units. Performance varied significantly from below threshold in some regions to above target in others. As a result, in the aggregate, the corporate final incentive award payouts were below the target level.

      Stock Options — Stock options were also granted under the provisions of the 2002 Stock Incentive Plan. All executives are eligible to be considered for stock option grants. We believe that options may be appropriately granted to emphasize the importance of improving stock price performance and increasing stockholder value over the long-term, and to encourage executives to own Common Stock. These options are granted at 100% of the average price of the stock on the date of grant. In this way executives can be rewarded only if the stock price increases, which will benefit both stockholders and executives. Our Plan does not allow the re-pricing of options without stockholder approval.

      Options are granted based on competitive long-term incentive compensation practices and appropriate annual “run-rates” (the number of options granted as a percent of total shares outstanding). In determining the size of new grants to each Named Executive Officer, we consider both these objectives and the number of option shares each executive has previously been granted. In 2004, stock option grant levels were reduced for both the executive and broad-based plans in recognition of increasing Common Stock dilution levels resulting from GM’s equity compensation program. Beginning with 2003, all General Motors new stock option grants are expensed as a compensation cost over the vesting period.

      Other Long-Term Incentives — Stock Performance Program awards under the GM Long-Term Incentive Plan are normally granted only to the Corporation’s senior executives. Like annual incentive awards, these grants are made annually; however, any payout is determined based on the Total Shareholder Return ( “TSR”) performance ranking of Common Stock compared to that of other stocks in the S&P 500 Composite Stock Price Index ( “S&P 500 Index”) over a three-year period. Executives were granted target awards denominated in shares of Common Stock at the beginning of the 2004-2006 performance period. The final award to be delivered at the end of the three-year performance period, if any, will depend on GM’s TSR ranking (based on market price appreciation plus the compounding effect of reinvested dividends) relative to other companies in the S&P 500 Index. If the Corporation’s ranking in the S&P 500 Index over the three-year period falls below the 25th percentile, no payout will be made. If the Corporation ranks within the top 10% of the companies in the S&P 500 Index, the maximum payout level would be achieved. Between threshold and maximum, payout percentages will be related to the ranking position. The final award values will also be impacted by the Common Stock price at the end of the performance period. By establishing awards in this fashion, executives will be highly motivated to improve stock price performance, which would be to their benefit as well as that of the Corporation’s stockholders. We believe this plan in combination with stock options for our senior executives provides a balanced approach with regard to equity compensation by providing an additional long-term focus based on relative performance.

      For the 2002-2004 period, GM’s TSR results were below the threshold level established for payout of the long-term incentive plan, and therefore, no awards were paid.

Awards to Chief Executive Officer

      In determining Mr. Wagoner’s compensation for 2004, the Committee considered a number of important factors, particularly his continued highly effective leadership in establishing GM’s solid financial performance in cash generation and cost reduction despite tough pricing conditions and intense competition. Impressive results were achieved in a number of key areas, including solid improvement in business operations, quality, productivity, new vehicle launches, and growth in key developing markets such as China. GMAC results were once again at record levels and GM Asia Pacific continued to deliver very impressive results. GM’s Latin America, Africa, and Middle East region saw a return to profitability, but GM Europe and GM North America underperformed objectives. Although market share improved in three of the automotive regions, it was below-target in the U.S. The Committee therefore, determined Mr. Wagoner’s compensation as follows:

      Base Salary — Mr. Wagoner’s salary remained unchanged during 2004.

      Annual Incentives — Results in relation to the established corporate and regional performance targets for net income, operating cash flow, market share, quality, and other metrics that were established to encourage continuous improvement from prior-year levels were above threshold but below the target level. Therefore the final award for Mr. Wagoner was set below the target level.

      Stock Options — As part of the Corporation’s continuing compensation review process, the Committee reviewed the size and expected value of the options granted to Mr. Wagoner in comparison with option grants to CEOs of our comparator group of companies and to executives internally. After consideration of the number of options previously granted to Mr. Wagoner and in keeping with the Committee’s strategy to reduce dilution levels, the Committee set his 2004 stock option grant at 400,000 shares of Common Stock.

      Other Long-Term Incentives — The Long-Term Incentive Plan target grants cover the three-year period 2004-2006 and are disclosed on page 21. Because the relative, cumulative TSR for the 2002-2004 performance period was below threshold as described above, no award was paid.

      During 2004 the Committee met with the Board of Directors in executive session to review the Corporation’s performance and the performance of Mr. Wagoner and other members of senior management. The Board concurred with our decisions.

EXECUTIVE COMPENSATION COMMITTEE
John H. Bryan, Chair
George M.C. Fisher                         Karen Katen

Executive Compensation
Summary Compensation Table

      The table below shows the pre-tax compensation paid during the last three fiscal years to Chairman and Chief Executive Officer G. R. Wagoner, Jr., and each of the four other most highly compensated executive officers during 2004.

		Annual Compensation			Long-Term Compensation
					Awards Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(1)	Restricted Stock Units (2)	Stock Options	Long-Term Incentives (3)	All Other Compen- sation(4)
		$	$	$	$	#Shares	$	$
G. R. Wagoner, Jr.	2004	2,200,000	2,460,000	77,962		400,000	0	79,058
Chairman of the Board	2003	2,200,000	2,860,000	10,956		500,000	3,313,000	76,994
& CEO	2002	2,000,000	0	7,180	5,006,250	600,000	0	34,382

J. M. Devine	2004	1,550,000	1,400,000	11,417		160,000	796,000	466,234
Vice Chairman and Chief	2003	1,550,000	1,612,000	8,702		200,000	2,821,000	463,472
Financial Officer	2002	1,450,000	0	9,405	3,003,750	300,000	703,000	428,953

R. A. Lutz	2004	1,550,000	1,400,000	97,759		160,000	1,291,000	61,994
Vice Chairman, Global	2003	1,550,000	1,612,000	12,363		200,000	3,171,000	61,994
Product Development	2002	1,450,000	0	94,153	3,003,750	200,000	1,388,000	26,581

T. A. Gottschalk — Executive	2004	950,000	736,000	10,863		72,000	0	37,994
Vice President, Law & Public	2003	929,167	850,000	11,140		90,000	1,196,000	37,163
Policy and General Counsel	2002	900,000	0	8,733	1,602,000	140,000	0	19,800

G. L. Cowger* — Group	2004	850,000	659,000	17,303		50,000	0	25,307
Vice President, Global	2003	775,000	646,000	21,873		55,000	787,000	23,244
Manufacturing and
Labor Relations

* Mr. Cowger became an executive officer in 2003.

(1) Amounts reported here include perquisites and personal benefits to the Named Executive Officers. Amounts include the following costs for personal use of company aircraft and required spousal business travel: $35,729 (2004) for Mr. Wagoner; and $64,536 (2002) and $53,385 (2004) for Mr. Lutz. Amounts reported in this column for 2004 also include $12,547 for Mr. Wagoner, $11,417 for Mr. Devine, $14,758 for Mr. Lutz, $10,863 for Mr. Gottschalk, and $17,303 for Mr. Cowger for payments made on their behalf by the Corporation for amounts reimbursed during the year for the payment of taxes on these personal benefits.

Amounts shown in the Table for tax reimbursements for 2002 and 2003 include $7,180 (2002) and $10,956 (2003) for Mr. Wagoner; $9,405 (2002) and $8,702 (2003) for Mr. Devine; $9,592 (2002) and $12,363 (2003) for Mr. Lutz; $8,733 (2002) and $11,140 (2003) for Mr. Gottschalk; and $21,873 (2003) for Mr. Cowger. Additional information regarding valuation of perquisites may be found on page 19.

(2) The number and value of aggregate unvested or unpaid incentive awards, including restricted stock units ( “RSUs”) or Performance Achievement Plan holdings of each of the Named Executive Officers to be earned over their careers as of December 31, 2004, were: Mr. Wagoner, 146,710 units Common Stock ($5,877,203); Mr. Devine, 189,240 units Common Stock ($7,580,954); Mr. Lutz, 75,000 units Common Stock ($3,004,500); Mr. Gottschalk, 40,000 units Common Stock ($1,602,400); and Mr. Cowger, 19,460 units Common Stock ($779,568). The value of the restricted stock and Performance Achievement Plan units is based on the December 31, 2004 closing stock price of $40.06 for Common Stock. Dividend equivalents are paid at the same rate as paid on Common Stock.

(3) Amounts reflect long-term incentive payouts under the General Motors 2002 Long-Term Incentive Plan and, for 2004, vested RSUs for Mr. Devine valued at $796,000 and for Mr. Lutz valued at $1,291,000. On June 8, 2004, Mr. Devine transferred his right to receive 6,627 RSUs, valued at the average market price on the date of transfer, to GM as reimbursement for GM’s inadvertent excess withholding tax paid on Mr. Devine’s behalf to the U.S. Internal Revenue Service ( “IRS”) for 2003. The remaining 12,413 shares were paid to Mr. Devine on December 13, 2004, at the average market price on the date of transfer in accordance with the terms of his employment agreement.

(4) These amounts include contributions by the Corporation under the various savings plans and the value of premiums paid by the Corporation with respect to term life insurance for the benefit of the respective officers. Additional information regarding the savings plans will be found in footnote (a) on page 12. For 2004, the respective amounts are as follows: Mr. Wagoner, $65,994 savings plans, $13,064 life and accident insurance; Mr. Devine, $61,994 savings plans, $19,220 life insurance, and periodic pension replacement payments totalling $385,020, as compensation for foregone non-qualified pension benefits from a previous employer; Mr. Lutz, $61,994 savings plans; Mr. Gottschalk, $37,994 savings plans; and Mr. Cowger, $25,307 savings plans.

Valuation of Perquisites

      The Corporation provided certain perquisites to senior management in 2004 as summarized below.

      Corporation Aircraft — With the approval of the Chairman and CEO, the Corporation’s aircraft may be used by members of the GM Senior Leadership Group (the Corporation’s senior management team, including GM’s executive officers and key operating leaders) for business purposes. A spouse may accompany the Senior Leadership Group member on the aircraft when the executive is travelling for business purposes.

      As a result of the recommendations contained in an independent, third-party security study, the Board of Directors passed a resolution requiring that Messrs. Wagoner, Devine, Lutz, and Gottschalk use Corporation aircraft for personal travel. Under IRS regulations, if pursuant to a recommendation by an independent, third-party security study, the Company adopts a comprehensive security plan requiring, among other things, that certain executives use company aircraft for all travel, such personal use is valued at two times the Standard Industry Fare Level ( “SIFL”) rates, as published by the IRS. In 2004, for compensation disclosure purposes, we valued these Named Executive Officers’ personal use of Corporation aircraft at this multiple of the SIFL rate.

      Beginning in 2005, we will value the personal use of the Corporation aircraft, for purposes of compensation disclosure, using a method that takes into account:

      • Variable cost per flight hour (by type of aircraft) developed by a nationally recognized and independent service, as well as other direct out of pocket expenses;

      • Landing/parking/hangar storage expenses; and

      • Any customs, foreign permit, and similar fees.

      Senior Management Vehicle Program — The Corporation maintains a program that provides all senior executives with a vehicle of their choice. This program is not mandatory, and executives electing to participate are required to purchase/SmartLease at least one GM vehicle every two years. Participants are charged with imputed income based on the value of the vehicle, which is grossed up annually to a maximum vehicle value, net of the monthly administration fee.

      Security and Other Services — The Corporation provides a taxable allowance to senior executives for financial counseling services and estate planning services. We will value this benefit based on the actual charge for the services.

      The Corporation also provides liability insurance for senior executives, and enrolled participants are charged imputed income based on the value. In addition, as part of the comprehensive security program described above, drivers and home security systems are also made available to the Named Executive Officers.

Option/SAR Grants in 2004

      The following table shows the stock options granted to the Named Executive Officers in 2004. They were granted in a combination of non-qualified options and Incentive Stock Options ( “ISOs”) on January 23, 2004. All options become exercisable in three equal annual installments commencing on the first anniversary of the date of grant. The ISOs expire ten years from the date of grant, and the non-qualified options expire two days later.

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2004	Exercise Price	Expiration Date	Grant Date Present Value(1)
	# Shares	%	$/Share		$
G. R. Wagoner, Jr.	400,000	3.52	53.92	1/24/14	5,140,000
J. M. Devine	160,000	1.41	53.92	1/24/14	2,056,000
R. A. Lutz	160,000	1.41	53.92	1/24/14	2,056,000
T. A. Gottschalk	72,000	0.63	53.92	1/24/14	925,200
G. L. Cowger	50,000	0.44	53.92	1/24/14	642,500

(1) These values were determined based on the Black-Scholes option pricing model at the time of grant. The following assumptions were used in the calculation:
• Expected price volatility — 33.9%;
• Options will be exercised in the fifth year;
• An interest rate based on the yield of a government bond maturing five years from the date of grant (3.06%);
• Dividends at the rate in effect at the date of grant (3.71%);
• No adjustments are made for non-transferability.

      The fact that we use the Black-Scholes model does not necessarily mean we believe or acknowledge that it can accurately determine the value of options. The ultimate value of the option, if any, will depend on the future market price of Common Stock and the optionee’s individual investment decisions, neither of which can be predicted with any degree of certainty.

Aggregated Option/SAR Exercises in 2004 and
Option/SAR Values at December 31, 2004

      The following table provides information concerning the options held by each of the Named Executive Officers at the end of 2004. The year-end value is based on the closing price of Common Stock on December 31, 2004 ($40.06).

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options/SARs at December 31, 2004 Exercisable/ Unexercisable			Value of Unexercised In-the-Money Options/SARs at December 31, 2004 Exercisable/ Unexercisable
	# Shares	$	# Shares			$
G. R. Wagoner, Jr.	0	0	1,805,547	/	933,331	1,667	/	3,333
J. M. Devine	0	0	866,669	/	493,331	667	/	1,333
R. A. Lutz	0	0	400,002	/	359,998	667	/	1,333
T. A. Gottschalk	0	0	500,790	/	178,665	300	/	600
G. L. Cowger	0	0	218,656	/	116,665	183	/	367

Long-Term Incentive Awards

      The following table shows target long-term incentive award opportunities granted to Named Executive Officers in 2004. The award opportunities cover the 2004-2006 performance period and were granted under the General Motors 2002 Long-Term Incentive Plan. If the minimum or threshold performance level is met or exceeded, the percentage of the target award that will eventually be paid to participants will depend on the Corporation’s TSR ranking relative to other companies in the S&P 500 Index over the three-year period, as well as the Common Stock price at the end of the period. If the minimum performance level is not met, no awards will be paid. Each unit in the table refers to a share of Common Stock.

		Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	# Shares, Units, or Other Rights	Performance Period	Threshold	Target	Maximum
G. R. Wagoner, Jr.	81,071	2004-2006	40,536	81,071	162,142
J. M. Devine	40,536	2004-2006	20,268	40,536	81,072
R. A. Lutz	40,536	2004-2006	20,268	40,536	81,072
T. A. Gottschalk	20,268	2004-2006	10,134	20,268	40,536
G. L. Cowger	18,241	2004-2006	9,121	18,241	36,482

Retirement Program

      General Motors executives in the United States may receive benefits in retirement from both a tax-qualified plan that is subject to the requirements of ERISA and from non-qualified plans. Together, these plans are referred to here as the “GM Salaried Program.” Retired executives’ tax-qualified benefits are pre-funded and are paid out of the assets of the General Motors Retirement Program for Salaried Employees; however, non-qualified benefits are not pre-funded and are paid out of the Corporation’s general assets.

      Two formulas are used to calculate the total of both the tax-qualified and non-qualified retirement benefits available to eligible U.S. executives, both of which require a minimum of ten years of eligible service (however in the case of Mr. Devine and Mr. Lutz, the Executive Compensation Committee has permitted them to be eligible for the GM Supplemental Executive Retirement Plan ( “SERP”) after a minimum of five years of eligible service). One formula, the regular SERP Formula, offers benefits that are calculated based upon an average of the highest five years of salary during the last ten years of the executive’s career, and also takes into account the executive’s eligible contributory and (or non-contributory) service to GM. These benefits are subject to an offset of a portion of the maximum Social Security Benefit available to an individual in the year of retirement, regardless of actual receipt. The Board of Directors has delegated to the Committee discretionary authority to grant additional eligible years of credited service to selected key executives under such terms and conditions as the Committee shall determine for purposes of computing the regular and alternative forms of SERP for such executives.

      The alternative SERP Formula determines benefits based upon average annual total direct compensation, calculated as the sum of [a] the average of the highest five years of salary in the ten years before retirement plus [b] the average of the highest five years of bonus received in the ten years preceding retirement — each average calculated independently. The alternative SERP Formula also takes into account the executive’s eligible contributory (or non-contributory) service subject to a maximum of 35 years and provides for an offset of 100% of the maximum Social Security Benefit available to an individual in the year of retirement, regardless of actual receipt. Only executives who satisfy certain criteria, including not working for a competitor or otherwise acting in any manner that is not in the best interests of the Corporation, are eligible to receive benefits calculated under the alternative SERP Formula in lieu of benefits calculated under the regular SERP Formula. If the executive is eligible for the alternative formula, total tax-qualified and non-qualified retirement benefits payable under both formulas are compared, and the executive will receive whichever retirement benefit is greater. Both the regular and alternative forms of the SERP benefit are provided under a program that is non-qualified for tax purposes and not pre-funded. Non-qualified benefits under either the regular or alternative formulas can be reduced or eliminated for both retirees and active employees by the Committee and/or the Board of Directors.

      Table I shows the estimated total of both the tax-qualified and non-qualified retirement benefits, as calculated under the regular SERP Formula (based upon an Average Annual Base Salary as of December 31, 2004), that would be paid in monthly installments as a single life annuity to GM executives retiring as early as age 62 in 2004.

      Table II shows the estimated total of both the tax-qualified and non-qualified retirement benefits as calculated under the alternative SERP Formula (based upon Average Annual Total Direct Compensation as of December 31, 2004) that would be paid in monthly installments as a single life annuity to GM executives retiring as early as age 62 in 2004.

      If an eligible executive elects to receive the retirement benefits shown in Tables I or II in the form of a 65% joint and survivor annuity, the single life annuity amounts shown in each of the tables would generally be reduced by 5% to 12%, depending upon the age differential between spouses. In addition, certain executives grandfathered under the American Jobs Creation Act of 2004 may elect to receive a portion of the non-qualified SERP benefit paid in a lump sum, calculated using mortality tables and a 7% discount rate.

TABLE I
Projected Total Annual Retirement Benefits from All Components of the GM Salaried Program Assuming Executive’s Benefits Are Calculated Under the Regular SERP Formula (a)

	Years of Credited Service
Average Annual Base Salary	10	15	25	35	45
$	$	$	$	$	$
500,000	95,620	143,430	239,050	334,670	430,290
1,000,000	195,620	293,430	489,050	684,670	880,290
1,500,000	295,620	443,430	739,050	1,034,670	1,330,290
2,000,000	395,620	593,430	989,050	1,384,670	1,780,290
2,500,000	495,620	743,430	1,239,050	1,734,670	2,230,290

(a) The Average Annual Base Salary and the Years of Credited Service as of December 31, 2004, for each of the Named Executive Officers were as follows: Mr. Wagoner, $1,990,833 (27 years); Mr. Gottschalk, $880,000 (21 years); and Mr. Cowger, $697,250 (38 years). Mr. Devine completed four years of service with the Corporation as of December 31, 2004, and his Average Annual Base Salary for such four-year period was $1,500,000 per annum. Mr. Lutz completed 40 months of service with the Corporation as of December 31, 2004, and his Average Annual Base Salary for such 40-month period was $1,510,000 per annum. The Annual Base Salaries for the most recent year(s) considered in the calculations reported here will be found in the Summary Compensation Table on page 18 in the column labeled “Salary.”

TABLE II
Projected Total Annual Retirement Benefits from All Components of the GM Salaried Program
Assuming Executive’s Benefits Are Calculated Under the Alternative SERP Formula (a)

	Eligible Years of Credited Service
Average Annual Total Direct Compensation	10	14	21	28	35
$	$	$	$	$	$
1,125,000	146,850	214,350	332,475	450,600	568,725
2,200,000	308,100	440,100	671,100	902,100	1,133,100
3,275,000	469,350	665,850	1,009,725	1,353,600	1,697,475
4,350,000	630,600	891,600	1,348,350	1,805,100	2,261,850
5,425,000	791,850	1,117,350	1,686,975	2,256,600	2,826,225
6,500,000	953,100	1,343,100	2,025,600	2,708,100	3,390,600
7,575,000	1,114,350	1,568,850	2,364,225	3,159,600	3,954,875

(a) The Average Annual Total Direct Compensation and the Eligible Years of Credited Service (capped at 35 years), which may be considered in the alternative SERP calculation as of December 31, 2004, for each of the Named Executive Officers, were as follows: Mr. Wagoner, $4,638,233 (27 years); Mr. Gottschalk, $1,784,200 (21 years); and Mr. Cowger, $1,396,050 (35 years). Mr. Devine completed four years of service with the Corporation as of December 31, 2004, and his Average Annual Total Direct Compensation for such four-year period was $3,251,500 per annum. Mr. Lutz completed 40 months of service with the Corporation as of December 31, 2004, and his Average Annual Total Direct Compensation for such 40-month period was $3,311,800 per annum. The Annual Total Average Direct Compensation for the most recent year(s) considered in the calculations reported here will be found in the Summary Compensation Table on page 18 in the columns labeled “Salary” and “Bonus.” For 2002, an amount equal to the hypothetical cash value of a payout under the Annual Incentive Plan was used to calculate the average of the highest five years of bonus received in the ten years before retirement for purposes of calculating the alternative SERP Formula.

Employment Agreements

      General Motors believes that continuity in the Corporation’s senior leadership group is in the Corporation’s best interest. In this regard, each Named Executive Officer has agreed that if he leaves the Corporation he will not work for a competitor for two years. In addition, like other senior executives of the Corporation, the Named Executive Officers are eligible to participate in certain incentive plans that provide for vesting upon certain change in control events.

      In December 2000, the Corporation entered into an employment agreement with John M. Devine. If the Corporation terminates Mr. Devine’s employment without cause prior to December 13, 2005, the Corporation will pay him base salary and target bonus for the remaining period from any termination of employment to December 13, 2005. The Corporation also agreed to replace certain supplemental pension obligations to compensate Mr. Devine for benefits from a previous employer, which were forfeited when his employment with General Motors commenced, and agreed to permit his eligibility for a SERP benefit after a minimum of five years of eligible service.

      In August 2001, the Corporation entered into an employment agreement with Robert A. Lutz for a term of three years. In December 2002, Mr. Lutz and the Corporation extended his employment agreement through December 2005. Under this agreement, Mr. Lutz was guaranteed a bonus of no less than $500,000 for 2004. In addition, the Executive Compensation Committee agreed in June 2004 to permit Mr. Lutz to become eligible for a SERP benefit after a minimum of five years of eligible service.

      Executive Officer Severance Policy — General Motors executive officers are generally at-will employees who serve at the discretion of the Board. GM does not generally enter into severance agreements, and any such existing arrangements for Named Executive Officers are limited to those disclosed in this proxy statement. GM recently adopted a policy applicable to executive officers requiring stockholder approval of any severance benefits if: (i) the executive’s employment was terminated prior to retirement; and (ii) the present value of the proposed severance benefits would exceed 2.99 times the sum of the executive’s base salary and target bonus. Certain types of compensation, including payments based on accrued qualified and non-qualified deferred compensation, retirement, or savings plans; payments of accrued salary, bonus, or performance award amounts; or benefits paid under plans in which other employees participate, are not deemed benefits under the policy. If the Board determines because of time constraints or other reasons that it would be in the best interests of stockholders, the Corporation may enter into a severance agreement with an executive officer that exceeds these limits before stockholder approval can be obtained. Under those circumstances, however, no benefits in excess of this limit may be paid unless and until GM stockholders approve the severance agreement. A more detailed description of the policy can be found by going to http://investor.gm.com on the Internet and clicking on “Corporate Governance.”

Stock Performance Graph

      The following graph compares the five-year cumulative return to stockholders for General Motors Common Stock against the S&P 500 Index and comparator data. Each line represents an assumed initial investment of $100 on December 31, 1999, and reinvestment of dividends over the period. In developing the comparator data, a comparison is made with Ford Motor Company and DaimlerChrysler AG.

Comparison of Five-Year Cumulative Return
General Motors Common Stock, S&P 500 Index, Ford, and DaimlerChrysler

Audit Committee Report

      The Audit Committee of the General Motors Board of Directors is a standing committee comprised of three independent directors. It operates under a written charter adopted by the Committee and approved by the Board of Directors. The members of the Committee are Philip A. Laskawy (Chair), Kent Kresa, and Eckhard Pfeiffer. The Committee annually selects the Corporation’s independent accountants. The Committee’s selection is then submitted to the Board of Directors for its concurrence and to the Corporation’s stockholders for their ratification or rejection.

      Management is responsible for the Corporation’s internal control and the financial reporting process and has delivered its opinion on the strength of controls. The independent accountants are responsible for performing an independent audit of the Corporation’s consolidated financial statements and opining on management’s internal control assessment and on the effectiveness of those controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) ( “PCAOB”) and issuing their reports thereon. As provided in its Charter, the Committee’s responsibilities include monitoring and overseeing these processes.

      Consistent with its charter responsibilities, the Committee has met and held discussions with management and the independent accountants. In this context, management represented to the Committee that the Corporation’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants and discussed with the independent accountants matters required to be discussed by PCAOB A4 380 (Communication with Audit Committees).

      The Corporation’s independent accountants have also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independent accountants’ independence.

      Based upon the Committee’s discussions with management and the independent accountants as described in this report and the Committee’s review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC.

Philip A. Laskawy (Chair)
Kent Kresa
Eckhard Pfeiffer

Fees Paid to Auditor

      The Corporation retained Deloitte & Touche LLP to audit its consolidated financial statements for the year ended December 31, 2004. The Corporation and its subsidiaries also retained Deloitte & Touche and certain of its affiliates, as well as other accounting and consulting firms, to provide various other services in 2004.

      The services performed by Deloitte & Touche in 2004 were pre-approved in accordance with the pre-approval policy and procedures first adopted by the Audit Committee at its August 5, 2002 meeting, and revised more recently. This policy requires that during its first meeting of the fiscal year the Committee will be presented, for consideration, a description of the Audit-Related, Tax, and All Other Services expected to be performed by Deloitte & Touche during the fiscal year. Any requests for such services in excess of $1 million not contemplated and approved during the first meeting must be submitted to the Committee (or the Chairman of the Committee in an urgent case) for specific pre-approval thereafter. Requests for services less than $1 million must be pre-approved by the Committee Chair and reported to the full Committee at its next regularly scheduled meeting. Proposed annual Audit services are approved by the Committee in its first meeting of the fiscal year in conjunction with the engagement of the independent auditors. Proposed annual Audit fees are presented to the Committee in May each year for approval on an audit-year basis.

      The Committee determined that all services provided by Deloitte & Touche in 2004 were compatible with maintaining the independence of the principal accountants.

      The following table summarizes Deloitte & Touche fees billed or expected to be billed in connection with 2004 services. For comparison purposes, actual billings for 2003 services are also displayed.

	$ Millions
	2004	2003	2004 (O)/U 2003
Annual Audit Services	$50	$35	$(15)
Audit-Related Services	5	17	12
Tax Services	16	15	(1)

Subtotal	$71	$67	$(4)

All Other Services	4	18	14

Total	$75	$85	$10

* For comparison purposes, the above table excludes 2003 fees related to Hughes Electronics Corporation ( “Hughes”) because in December 2003 Hughes was split off from the Corporation, and GM sold all of its interest in Hughes. The Corporation did not incur any fees with respect to Hughes in 2004.

Audit Fees: $50 million for the audit of the Corporation’s annual consolidated financial statements, including reviews of the interim financial statements contained in the Corporation’s Quarterly Reports on Form 10-Q and preparation of statutory reports. In addition, included in this category are fees for services that generally only Deloitte & Touche reasonably can provide, e.g., comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC.

Audit-Related Fees: $5 million for assurance and related services that are traditionally performed by the independent accountant. More specifically, these services include employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed acquisitions, internal control consultations, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

Tax Fees: $16 million for services performed by the professional staff in Deloitte & Touche Tax LLP. This includes fees for tax compliance, tax planning, and tax advice. Tax compliance involves preparation of original and amended tax returns and claims for refund, and tax payment-planning services. Tax planning and tax advice encompass a diverse range of services, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions and employee benefit plans, and requests for rulings or technical advice from taxing authorities.

All Other Fees: $4 million for services related to project management, process improvements, and assistance with information technology system projects for systems not associated with the financial statements.

Item No. 2

      Sarbanes-Oxley provides that each corporation’s audit committee is directly responsible for appointing the independent public accountants. The General Motors Bylaws provide in addition that the selection of the independent public accountants shall be submitted to the stockholders at the annual meeting for their ratification. The Audit Committee has selected Deloitte & Touche as GM’s independent accountants for 2005, and the Board of Directors has concurred with that selection. If the stockholders do not ratify the Committee’s selection of Deloitte & Touche, the Committee will endeavor to appoint other accountants. Because of the difficulty and expense of making any change in public accountants beginning mid-year, however, it is likely that the Committee would not select new public accountants immediately.

      Deloitte & Touche is considered well qualified, and has offices or affiliates in or near most locations in the U.S. and other countries where General Motors operates. Deloitte & Touche rotates its audit partners assigned to audit General Motors at least once every five years.

      Representatives of Deloitte & Touche will attend the annual meeting and will have the opportunity to make any statement they wish. They will also be available to answer questions that you may have.

       The Board of Directors recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche as independent public accountants to audit the books, records, and accounts of the Corporation and its subsidiaries for the year 2005. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice.

Item No. 3

      Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, DC 20037, owner of approximately 102 shares of Common Stock, has given notice that she intends to present for action at the annual meeting the following resolution:

“Resolved: ‘That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to ANYONE, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).

REASONS: ‘Stock options awards have gone out of hand in recent years, and analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.’

‘There are other ways to reward executives and other employees, including giving them actual STOCK instead of options.’

‘Recent scandals involving CERTAIN financial institutions have pointed out how analysts CAN manipulate earning estimates and stock prices.’

‘Last year the owners of 6.1% of shares voting, voted FOR this proposal.’

‘If you AGREE, please mark your proxy FOR this resolution.’”

       The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

      General Motors has granted stock options for many years as an incentive compensation tool intended to focus executives on the long-term performance of GM stock and further align their interests with those of GM stockholders.

      The current Stock Incentive Plan approved by stockholders in 2002 explicitly prohibits repricing underwater options without stockholder consent. Like all executive stock option plans in GM’s history, any future plans will be submitted to stockholders for approval.

      Management endorses continuing to make stock option grants to eligible executives as an incentive to produce long-term, sustained stock price appreciation. Totally eliminating this element of long-term compensation would be inconsistent with compensation practices followed by the Corporation’s major comparator group and could place it at a disadvantage in retaining, motivating, and recruiting senior executives. Management constantly reviews competitive compensation practices with our peers in determining the various elements of pay and, in conjunction with the Executive Compensation Committee, will make changes or modify plans as needed. GM has historically used a balanced approach in the granting of stock options, particularly with regard to grants to Named Executive Officers. Grants to members of this group have always been reasonable and appropriately competitive. In recent years we have decreased our stock option grant amounts approximately 20-30% in recognition of concerns regarding option dilution levels and our decision to expense options effective January 1, 2003.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 3.  Proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice.

Item No. 4

      John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, owner of approximately 50 shares of Common Stock, has given notice that he intends to present for action at the annual meeting the following resolution:

“RESOLVED: Cumulative Voting. Shareholders recommend that our Board adopt cumulative voting as a policy or bylaw. Cumulative voting means that each shareholder may cast as many votes as equal the number of shares owned, multiplied by the number of directors to be elected. Each shareholder may then cast all such cumulated votes for a single candidate or multiple candidates.

Cumulative voting increases the possibility of electing at least one director with a focused independent viewpoint. Cumulative voting is more likely to broaden the perspective of the Board, particularly in encouraging directors independent of management and help achieve the objective of the Board in representing all shareholders.

This topic may receive increased support at GM this year. Mutual finds may cast more ballots in favor of shareholder proposals, according to ‘Tossing Out the Rubber Stamp, Under SEC pressure, mutual funds are making waves in their proxy voting,’ Business Week, November 17, 2003. Under new SEC rules mutual funds now disclose how they voted. Thus shareholder proposals like this proposal may receive increased support.

‘After years spent mostly in management’s corner on issues of cooperate governance, a growing number of mutual funds are demanding that executives operate companies in shareholders’ interest as well as their own.’
      Washington Post, Oct. 10, 2002

Cumulative voting provides a voice for minority holdings, while not interfering with the voting majority of the Board. Only cumulative voting gives proportionate weight to votes by stockholders whose holdings are sufficiently large to elect at least one but not a majority of our Directors.

Our company, particularly in the post-Enron era, could benefit from an increased opportunity to elect one independent Director more focused on our board being more accountable to shareholders. For example with cumulative voting shareholders could focus their votes on one director more interested in reforming the following practices:

1) Our directors authorized the solicitation of large shareholders to vote against popular shareholder proposals.
2) There is no company requirement for an independent board chairman.
3) Our directors supported a stock incentive plan with excessive dilution compared to our peer companies.
4) There is no policy for full disclosure of (potentially compromising) philanthropic links of directors to our company.

Cumulative voting allows a significant group of shareholders to elect a director of its choice – bringing an independent perspective to board decisions.

Cumulative Voting
Yes on 4”

       The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

      The Board of Directors opposes this proposal because it does not believe cumulative voting is in the best interests of GM and its stockholders. Cumulative voting could impair the effective functioning of the Board by electing a Board member obligated to represent the special interest of a small group of stockholders, rather than all of GM’s stockholders. Cumulative voting also introduces the possibility of partisanship among Board members, which could weaken their ability to work effectively together, a requirement essential to the successful functioning of any board of directors. In addition, cumulative voting allows stockholders a voice in director elections that is disproportionate to their economic investment in the Corporation. GM, like most other major corporations, provides that each share of Common Stock is entitled to one vote for each available director’s seat, and each director is elected by stockholders representing a plurality of all shares voted. Under Delaware law, GM’s Board represents all stockholders fairly and equally, and non-cumulative voting encourages each director’s sense of responsibility toward all the stockholders, without special loyalty to any one group. In contrast, cumulative voting can have undesirable effects since directors so elected might be principally concerned about representing and acting in the interest of special groups of stockholders rather than in the interests of all stockholders. At General Motors, all of our stockholders are minority owners, although some stockholders have more extensive holdings than others. The Board does not believe that any minority of stockholders should be advantaged or disadvantaged compared with all other stockholders.

      General Motors’ stockholders, at the 2003 meeting, and on 17 previous occasions, rejected a proposal for cumulative voting and should continue to do so. At GM, cumulative voting is not necessary to provide management accountability. The Board is committed to continuing its strong corporate governance practices, which include such safeguards as an annually elected Board, a substantial majority of independent directors, exclusively independent membership of key Board committees, confidential voting, absence of “dead hand poison pill,” and published Board governance guidelines and committee charters.

      This proposal would alter the current process in such a way that could permit stockholders representing less than a plurality of all shares to elect a director. Since each director oversees the management of the Corporation for the benefit of all stockholders, the Board believes that changing the current voting procedure would not be in the best interests of all stockholders and therefore recommends a vote against this proposal.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 4.  Proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice.

Item No. 5

      The Community of the Sisters of St. Dominic of Caldwell, NJ, 52 Old Swartswood Station Road, Newton, NJ 07860-5103, owners of approximately 75 shares of Common Stock, and other filers have given notice that they intend to present for action at the annual meeting the following resolution:

“Whereas:

In the U.S., passenger cars and light trucks account for one-fifth of all annual U.S. carbon dioxide emissions linked to climate change.

General Motors bears the auto industry’s highest ‘carbon burden’ – or total carbon dioxide emissions associated with its fleet, due in part to the poor fuel efficiency of its products, not the size of its fleet.

Worldwide consensus that greenhouse gas (GHG) emissions need to be reduced continues to grow, with ratification of the Kyoto Protocol causing many countries to enact limits on these emissions. Already, the European Union and some U.S. states have enacted similar limits, and Canada’s reduction target of 25% is due by the end of the decade.

In September 2004, the California Air Resources Board adopted regulations requiring vehicle emissions reduction in California; other states will follow. Roughly one-quarter of the US vehicle market is currently required to meet California’s standards, to which the greenhouse gas regulations will eventually be added.

Fuel-efficiency standards more stringent than U.S. standards have recently been approved in China, the fastest-growing passenger car market in the world. Most of GM’s SUVs sold today in the U.S. would be illegal for sale in China by 2008.

These standards are creating markets favorable to automakers with lower carbon burdens and agility in introducing clean technology vehicles.

Competitors Honda and Toyota, already offering vehicles with better than average fuel economy, have been moving quickly to introduce lower-emission advanced technology vehicles to consumers. Toyota successfully introduced hybrid vehicles to the U.S. market three model years ago, and has already moved to the second generation of hybrid technology. Toyota is now poised to sell more cars in the U.S. than Chevrolet and Ford combined (Associated Press 9/5/03).

In January, 2004, General Motors delayed the production of its first full hybrid vehicle, the Saturn Vue SUV, in order to develop new technologies not already patented by Toyota.

While GM is investing in advanced technologies such as hybrids and hydrogen fuel cells and plans to bring some advanced technologies and some improved conventional technologies to market in select products, our Company has not reported to investors its expectations for reductions in GM’s overall carbon burden or its ability to meet near- and long-term emerging global competitive and regulatory scenarios.

Resolved: The shareholders request that a committee of independent directors of the Board assess (a) how the Company will ensure competitive positioning based on emerging near and long-term GHG regulatory scenarios at the state, regional, national and international levels, (b) how the Company plans to comply with California’s greenhouse gas standards, and (c) how the Company can significantly reduce greenhouse gas emissions from its national fleet of vehicle product (using a 2004 baseline) by 2014 and 2024, and report to shareholders (at reasonable cost and omitting proprietary information) by September 1, 2005.

We believe management has a fiduciary duty to carefully assess and disclose to shareholders all pertinent information on its response associated with climate change, particularly as it relates to an emerging business reality.”

       The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

      The Public Policy Committee of the GM Board of Directors, which is wholly comprised of independent directors, periodically reviews GM’s strategies and plans in the areas of advanced technology, fuel economy, and environmental performance to ensure that GM is strongly positioned to compete today and into the future.

      With respect to its facilities, General Motors has publicly announced plans to further reduce CO2 emissions from its global facilities by 8% by 2005 from 2000 levels.

      With respect to its vehicles, General Motors has communicated widely (a) its continuing investment in fuel cell technologies which offer the promise of eliminating CO2 emissions from vehicles when hydrogen from renewable sources is available, (b) its hybrid vehicle plan, with hybrid pickup trucks and city bus drive systems available today, and the planned introduction of more models of hybrid cars and trucks over the next several years, (c) its leadership in fuel economy today on a model-to-model basis, with continuing refinements to further improve the fuel economy in gas and diesel-powered vehicles.

      GM is continuing to improve the fuel efficiency of its vehicles, even as it adds more safety features, customer convenience options, enhances utility and performance and addresses other environmental aspects of its products. While GM is increasingly leveraging its global engineering capabilities to achieve efficiencies across common global vehicle architectures, GM’s product portfolio for each country is specifically designed to meet the needs of customers in that market as well as comply with any applicable regulatory requirements in place for that model year.

      Today, GM provides the broadest array of fuel efficient cars and trucks in the U.S. In terms of fuel economy, GM leads in 28 of the 53 car comparisons, or 53%, in which it competes, and in 41 of the 66 truck comparisons, or 62%, where GM has an offering. GM’s product lineup includes 19 models that get 30 miles per gallon or better on the highway—more than any other automaker. Of course, overall CO2 emissions from cars and light duty trucks on the road are determined by a number of factors, including what products customers select and how they choose to use them, congestion, transit alternatives, fuel quality and availability and land use patterns.

      Abundant information about these technologies and plans may be readily accessed at www.gm.com/company/gmability/sustainability/reports/04. Consequently, the requested information about the Corporation’s competitive positioning in this area is already available.

      The other two requests made in the proposal are not in the interests of the stockholders. The proposal asks how GM plans to comply with California’s recently promulgated greenhouse gas regulations. In fact, the automotive industry, including import brands, opposes those regulations and is challenging their enforceability in federal court litigation on the ground that such regulations are preempted at the state level by existing federal fuel economy regulations. The only way to reduce the volume of greenhouse gases from automobile exhaust is to decrease the amount of carbon fuel burned, which is simply another way to require increased fuel economy in vehicles. Further, the regulations do not take into account their economic cost and the potential for disruption in retail markets and domestic production of vehicles.

      The third request would similarly be counterproductive to the stockholders’ interests. The proposal would require GM to prepare hypothetical scenarios for the periods ten and twenty years from now, indicating how CO2 emissions from GM vehicles could be significantly reduced. Such projections would depend on many factors, most of which are not under General Motors’ control, including the cost of fuel, the cost of alternative technologies which may then be available, consumer preferences, and a host of other considerations. As noted, GM’s plans to have available alternative advanced technologies for incorporation in its future products subject to marketplace conditions are already available to stockholders and other interested persons.

      GM has engaged in dialogue with the proponents and other interested stakeholders on this proposal. As GM continues to enhance its annual Corporate Responsibility Report, we plan to incorporate additional information that the stakeholders have indicated would be helpful to them. However, at this time, the Board believes that it would not be in the best interest of the Corporation and its stockholders to focus its attention on speculative scenarios rather than meeting nearer term competitive challenges.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 5.  Proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice.

Item No. 6

      Lucy M. Kessler, 7802 Woodville Road, Mt. Airy, MD 21771, owner of approximately 200 shares of Common Stock, has given notice that she intends to present for action at the annual meeting the following resolution:

“RESOLVED: Golden Parachute Voting. Shareholders ask that our Board seek shareholder approval for future golden parachutes for senior executives. This applies to benefits exceeding 299% of the sum of the executive’s base salary plus bonus. Future golden parachutes include agreements renewing, modifying or extending existing severance agreements or employment agreements with golden parachute or severance provisions.

This includes that golden parachutes are not given for a change in control or merger which is approved but is not completed. Or for executives who transfer to a successor company. This proposal would include to the fullest extent each golden parachute that our Board has or will have the power to grant or modify. Our company would have the flexibility of seeking approval after tentative agreement on golden parachutes.

      51% Yes-Vote
The 26 shareholder proposals voted on this topic achieved an impressive 51% average yes-vote in 2004.

      Progress Begins with a First Step
I believe the reason to take the above RESOLVED step, designed to improve our corporate governance, is reinforced by our directors’ vulnerability when compared to best practices in corporate governance. For instance in 2004 it was reported (and concerns are included):

• The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:
      ‘D’ in Overall Board Effectiveness.
      ‘F’ in CEO Compensation
The Corporate Library added, ‘Overall the company’s Board Effectiveness Rating suggests that the weaknesses of the board contribute a HIGH degree of investment, credit or underwriter risk to this stock.’
• John Bryan was designated a ‘problem director’ by TCL. Reason: Mr. Bryan chaired the Compensation Committee at General Motors, which received a CEO Compensation grade of ‘F’ by TCL. Mr. Bryan had also served on the Sara Lee Corp. board since 1976. Sara Lee had a 2004 overall board effectiveness rating of ‘D’.
• 2002 CEO pay of $14 million including stock option grants.
      Source: http://www.aflcio.org/corporateamerica/paywatch/ceou/database.cfm
(If CEO pay is excessive — concern that our board is weak in its oversight of our CEO.)

• We had no Independent Chairman — independence concern.
• Our directors had the power to adopt a poison pill and then delay a shareholder vote on such pill for 12 months.
• Four of our directors were allowed to hold from 4 to 6 director seats each — over-extension concern. (Due to such over-extension there is concern these directors should not be further burdened with service on key board committees.)
• Phil Laskawy held 6 board seats (over-extension concern) and chaired our 4-member key Audit Committee.
• Kent Kresa and Eckhard Pfeiffer also served on the key Audit Committee and held 5 board seats each — over-extension concern.

This vulnerability of our corporate governance reinforces the reason to adopt the one RESOLVED statement in this proposal.

Institutional investors such as the California Public Employees Retirement System recommended shareholder approval of golden parachutes in their proxy voting guidelines.

Golden Parachute Voting
YES ON 6”

       The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

      The Executive Compensation Committee, an independent Board committee of non-management directors, oversees compensation and benefit matters. As a matter of business philosophy and practice, General Motors’ executive officers are generally at-will employees who serve at the discretion of the Board. This allows the Corporation greater flexibility to reward or remove an executive officer prior to retirement whenever it is in the best interests of the Corporation, with full discretion on any severance package (excluding accrued vested benefits held by the executive). In addition, GM does not generally enter into severance agreements with executive officers when they are hired or promoted. Any such existing arrangements for Named Executive Officers are limited to those disclosed in the proxy statement on page 24.

      On the rare occasion when an executive officer is removed, the Board exercises its business judgment in approving an appropriate separation arrangement, if any, in light of all relevant circumstances including, but not limited to, the individual’s term of employment, past contributions and accomplishments, and reasons for separation from the company. On February 22, 2005, the Committee adopted the Executive Officer Severance Policy (the “Severance Policy”), which requires stockholder approval of any severance benefits that would be paid upon the termination of an executive officer’s employment prior to retirement if the proposed severance benefits would exceed 2.99 times the sum of the executive’s base salary and target bonus.

      The Severance Policy also states that due to timing constraints or other reasons, a committee consisting solely of independent directors may determine that it would be in the best interests of stockholders to enter into a severance agreement with an executive officer in which the present value of the proposed severance benefits would exceed 2.99 times the sum of the executive’s base salary and target bonus before obtaining stockholder approval. In this situation, the Board may seek approval after the material terms have been agreed upon but the payment of any severance benefits in excess of the foregoing limits will be contingent upon stockholder approval of the severance agreement. With the Committee’s adoption of this Severance Policy, most of the proposal has been implemented. The Severance Policy is described more extensively on page 24 in “Executive Compensation—Employment Agreements—Executive Officer Severance Policy,” and a copy of the Severance Policy is available in the Corporate Governance section of the General Motors Web site, http://investor.gm.com.

      General Motors is proud of its reputation for being a leader in corporate governance. In fact, GM has received top scores for its governance policies and practices from GovernanceMetrics International (GMI), Institutional Shareholder Services (ISS) and The Corporate Library (TCL). In light of the adoption of the Severance Policy, the Board believes that this proposal would not enhance the current excellent governance practices at General Motors.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No.  6. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice.

Item No. 7

      John Lauve, 200 N. Saginaw, Holly, MI 48442, owner of approximately 12 shares of Common Stock, and Louis Lauve, 3900 Watson Place, N.W. 2G-B, Washington, DC 20016, owner of approximately 44 shares of Common Stock, have given notice that they intend to present for action at the annual meeting the following resolution:

“RESOLVED: Simple Majority Vote. That our Board of Directors take each practicable step for a simple majority vote to apply on each issue that can be subject to shareholder vote—to the greatest extent possible.

      97% Yes-Vote
This proposal topic won a 97% yes-vote at the Allegheny Energy (AYE) 2004 annual meeting based on yes and no votes.

      75% Yes-Vote
This topic also won a 75% yes-vote average at 7 major companies in 2004. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

      Terminate Potential Frustration of the Shareholder Majority
Our current rule allows a small minority to frustrate the will of the shareholder majority. For example, in requiring a 67% vote, if 66% vote yes and only 1% vote no—only 1% could force their will on the overwhelming 66% majority. Such a 67% supermajority vote requirement can limit shareholders’ role in our company.

Terminate the potential frustration of our overwhelming shareholder majority by only 1% of shareholders.

Simple Majority Vote
Yes on 7”

       The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

      At all meetings of stockholders of General Motors, items subject to a stockholder vote are approved if they receive a majority of the votes present, whether in person or by proxy, as indicated on page 2 of this proxy statement, and in accordance with Section 1.7 of the GM Bylaws, unless a larger percentage is legally required. GM’s Certificate of Incorporation and Bylaws do not require approval of any actions by more than a majority of shares voted. Other companies that may have considered similar proposals may have required approval of certain transactions by a “supermajority,” but the history of those proposals is not relevant to GM’s situation, since General Motors does not have any such requirements in place. Since GM has not adopted any “supermajority” requirements, this proposal is unnecessary and would not have any effect on GM’s corporate governance, which currently provides many safeguards for stockholders’ interests.

      The proponents suggest that this simple majority proposal would eliminate the risk that as few as one percent of the outstanding stock could “frustrate the will of the shareholder majority.” Any threshold for voting, however, inevitably creates the risk that in a close vote a few shares will be pivotal, so that one percent—or even one share—could be decisive, in exceeding a requirement of 50%, 66%, or even more.

      Because the proposal would not eliminate the risk that a few shares could determine a close vote and because General Motors has not adopted any requirements for stockholder approval by more than a majority, the proposal is misleading and unnecessary.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 7.  Proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice.

Other Matters

      The enclosed proxy gives the Proxy Committee discretionary authority to vote your shares in accordance with its best judgment with respect to all additional matters that might come before the annual meeting.

       If you vote by mail, we encourage you to specify your choices by marking the appropriate boxes on the enclosed proxy card. You do not need to mark any boxes if you wish to vote according to the Board of Directors’ recommendations; just sign, date, and return the proxy in the enclosed envelope. If you vote through the Internet or by telephone, simply follow the instructions on the proxy card. Thank you for your cooperation and your prompt response.

By order of the Board of Directors,

                                                                                                                                      Nancy E. Polis, Secretary

April 29, 2005

GLOSSARY OF TERMS

“Board” or “Board of Directors” means the General Motors Corporation Board of Directors

“CEO” means Chief Executive Officer

“Common Stock” means GM Common Stock, $1 2/3 par value

“EquiServe” means EquiServe Trust Company, N.A., GM’s stock transfer agent

“ERISA” means the Employee Retirement Income Security Act

“GM” or “the Corporation” means General Motors Corporation

“GMAC” means General Motors Acceptance Corporation

“IRC” means the U.S. Internal Revenue Code

“IRS” means the U.S. Internal Revenue Service

“ISO” means Incentive Stock Option

“NYSE” means the New York Stock Exchange

“RSU” means Restricted Stock Unit

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002

“SAR” means Stock Appreciation Right

“SEC” means the U.S. Securities and Exchange Commission

“SERP” means the GM Supplemental Executive Retirement Plan

“S&P 500 Index” means the S&P 500 Composite Stock Price Index

“TSR” means Total Shareholder Return based on market price appreciation plus the compounding effect of reinvested dividends

2005 ANNUAL MEETING Hotel du Pont 11th & Market Streets Wilmington, Delaware

Complimentary self-parking is available at Hotel du Pont Car Park located on Orange Street at the corner of 12th Street (parking vouchers will be provided to stockholders at the meeting). The hotel’s valet parking service is available for a non-reimbursable charge.

 General Directions

From Philadelphia on I-95 South

1. Take I-95 South to Exit 7A marked “52 South, Delaware Avenue.”

2. Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right. For complimentary self-parking, turn left on Orange Street. Car Park is on the left.

From Baltimore on I-95 North

1. Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Avenue.”

2. From right lane, take Exit 7 onto Adams Street.

3. At the third traffic light, turn right onto 11th Street.

4. Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right. For complimentary self-parking, turn left on Orange Street. Car Park is on the left.

Results of the Annual Meeting

Final certified results of voting at the annual meeting will be available on GM’s Web site, www.gm.com. To obtain a transcript of the meeting, stockholders should write to GM Fulfillment Center, MC 480-000-FC1, 1324 Rankin, Troy, MI 48083-2826.

Visit GM on the Internet
Explore the world of General Motors products and services on our Web site, www.gm.com. From the home page, you can access our many brand Web sites to discover the GM product or service that’s just right for you.

4000-PS-05

Printed on recycled paper

General Motors Corporation c/o EquiServe Trust Company, N.A. P.O. Box 8694 Edison, NJ 08818-8694	2005 ANNUAL MEETING ADMISSION TICKET This ticket will admit stockholder and one guest. (See reverse side.)

VOTE BY INTERNET, TELEPHONE, OR MAIL.

If you vote by Internet or telephone, do not mail the proxy card.

1.	Log on to the Internet and go to www.eproxyvote.com/gm.	1.	Call toll-free 877-779-8683. Outside continental United States or Canada, call collect at 201-536-8073

2.	Follow the steps outlined on the secured Web site.	2	Follow the recorded instructions.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY/VOTING INSTRUCTION CARD BY MAIL.

...

Please mark votes as in this example: ☒	4000

The Board of Directors recommends a vote "FOR" Items 1-2 and "AGAINST" Items 3-7.

This proxy/voting instruction card will be voted "FOR" Items 1-2 if no choice is specified.

GM Proposals	FOR	WITHHELD		FOR	AGAINST	ABSTAIN
1. Election of Directors For, except vote withheld from above nominee(s)	☐	☐	2. Ratify selection of independent accountants	☐	☐	☐
This proxy/voting instruction card will be voted "AGAINST" Items 3-7 if no choice is specified.

Stockholder Proposals	FOR	AGAINST	ABSTAIN
3. Eliminate awarding, repricing, or renewing stock options	☐	☐	☐
4. Adopt cumulative voting	☐	☐	☐
5. Request report on greenhouse gas emissions	☐	☐	☐
6. Request stockholder approval for future golden parachutes	☐	☐	☐
7. Apply simple majority vote on items subject to stockholder vote	☐	☐	☐

Signature(s):	_____________________________________________________Date __________________2005

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY/VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
NOTE: Please add your title if you are signing as attorney, administrator, executor, guardian, trustee, or in any other representative capacity.

SEE REVERSE SIDE.

2005 ANNUAL MEETING OF STOCKHOLDERS ADMISSION TICKET

Tuesday, June 7, 2005, 9 a.m. local time

Hotel du Pont, 11th & Market Streets, Wilmington, Delaware

PLEASE BRING GOVERNMENT-ISSUED PHOTOGRAPH IDENTIFICATION

TO PRESENT FOR ADMITTANCE TO THE MEETING.

Complimentary self-parking is available at Hotel du Pont Car Park located on Orange Street at the corner of 12th Street (parking vouchers will be provided to stockholders at the meeting). The hotel's valet parking service is available for a non-reimbursable charge.

General Directions

	From Philadelphia on I-95 South		From Baltimore on I-95 North
1.	Take I-95 South to Exit 7A marked "52 South,	1.	Follow I-95 North to Wilmington, take Exit 7 marked "Route 52,
2.	Delaware Avenue." Follow 11th Street in the middle lane through	2.	Delaware Avenue." From right lane, take Exit 7 onto Adams Street.
	six traffic lights. Hotel du Pont is on the right.	3.	At third traffic light, turn right onto 11th Street.
	For complimentary self-parking, turn left on	4.	Follow 11th Street in the middle lane through six traffic lights.
	Orange Street. Car Park is on the left.		Hotel du Pont is on the right. For complimentary self-parking, turn left on Orange Street. Car Park is on the left.

PLEASE RETAIN AND PRESENT THIS TICKET FOR ADMISSION TO THE MEETING.

GENERAL MOTORS CORPORATION
PROXY/VOTING INSTRUCTION CARD

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders

Hotel du Pont, 11th & Market Streets, Wilmington, Delaware

Tuesday, June 7, 2005, 9 a.m. local time

The undersigned authorizes G. Richard Wagoner, Jr., John M. Devine, and Robert A. Lutz, and each of them as the Proxy Committee, to vote the Common Stock of the undersigned upon the nominees for Directors: (01) P. N. Barnevik, (02) E.B. Bowles, (03) J. H. Bryan, (04) A. M. Codina, (05) G. M.C. Fisher, (06) K. Katen, (07) K. Kresa, (08) E. J. Kullman, (09) P. A. Laskawy, (10) E. S. O'Neal, (11) E. Pfeiffer, and (12) G. R. Wagoner, Jr.*; upon the other Items shown on the reverse side, which are described on the pages identified in the Table of Contents to the Proxy Statement; and upon all other matters which may come before the 2005 Annual Meeting of Stockholders of General Motors Corporation, or any adjournment thereof.

This card also provides voting instructions for the shares held in various employee savings plans as described in the Proxy Statement. If your registrations are not identical, you may receive more than one set of proxy materials. Please sign and return all cards you receive.

TO VOTE BY INTERNET OR TELEPHONE ~SEE REVERSE SIDE.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

*Numbers refer to Director nominee telephone voting codes.

VOTE BY NET

Welcome to the EquiServe online voting wizard!

Just follow a few simple steps to complete the secure online voting process:

Authentication:	Login using your authentication number
Delivery preference:	Setup future delivery of your annual meeting materials
Voting:	Vote your proxy and receive your confirmation online
Options:	View and/or print an admission ticket for annual meeting and review other options

If you have shares in more than one account, you may have received more than one proxy card or e-mail notification for the annual meeting materials, each with a specific authentication number. These proxies must be voted one at a time. To get started now, login below and click "Continue".

Step 1: Authentication

Enter the authentication number printed on your e-mail notification or in the gray shaded box on your proxy card.	¦ ¦

Enter the last 4 digits of the U.S. social security number (SSN) or the U.S. taxpayer identification number (TIN) for this account.*	¦ ¦

*If you do not have a SSN or TIN for this account, please leave this box blank.

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VOTE BY NET

Welcome

Solar Hunter
1000 Main Street
Anywhere, NJ 12345

Delivery Preference

Select how you would like to receive your future annual meeting materials:

☒   Electronically (View Terms and Conditions for Electronic Delivery)

   E-mail address (e.g.,name@xyz.com) ¦ solarhunter@galaxy.com ¦

   Enter e-mail address again for validation ¦ solarhunter@galaxy.com ¦

-or-

    Postal mail

Annual Meeting Materials

You may view the following Annual Meeting materials and then click "Continue" to go to the voting page.

Annual Report
Proxy Statement

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VOTE BY NET

GENERAL MOTORS CORPORATION
PROXY/VOTING INSTRUCTIONS

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders
Hotel du Pont, 11th & Market Streets, Wilmington, Delaware
Tuesday, June 7, 2005, 9 a.m. local time

The undersigned authorizes G. Richard Wagoner, Jr., John M. Devine, and Robert A. Lutz, and each of them as the Proxy Committee, to vote the Common Stock of the undersigned upon the nominees for Directors: (01) P. N. Barnevik, (02) E. B. Bowles, (03) J. H. Bryan, (04) A. M. Codina, (05) G. M.C. Fisher, (06) K. Katen, (07) K. Kresa, (08) E. J. Kullman, (09) P. A. Laskawy, (10) E. S. O'Neal, (11) E. Pfeiffer, and (12) G. R. Wagoner, Jr.; upon the other Items on the pages identified in the Table of Contents to the Proxy Statement; and upon all other matters which may come before the 2005 Annual Meeting of Stockholders of General Motors Corporation, or any adjournment thereof.

This also provides voting instructions for the shares held in various employee savings plans as described in the Proxy Statement. If your registrations are not identical, you may receive more than one set of proxy materials. For all your shares to be voted, you must vote all proxies you received.

General Motors Corporation Board of Directors recommends a vote:
"FOR" all Nominees
"FOR" Proposal 2
"AGAINST" Proposal 3
"AGAINST" Proposal 4
"AGAINST" Proposal 5
"AGAINST" Proposal 6
"AGAINST" Proposal 7

Check this box to cast your vote in accordance with the recommendations of The Board of Directors:      

General Motors Corporation Board of Directors recommends a vote "FOR" all Nominees.

1. Election of Directors	 FOR ALL NOMINEES, except withheld as noted below	 WITHHELD AS TO ALL NOMINEES
 P. N. Barnevik
 E. B. Bowles
 J. H. Bryan
 A. M. Codina
 G. M.C. Fisher
 K. Katen
 K. Kresa
 E. J. Kullman
 P. A. Laskawy
 E. S. O'Neal
 E. Pfeiffer
 G. R. Wagoner, Jr.

General Motors Corporation Board of Directors recommends a vote "FOR" Proposal 2.

2. Ratify selection of independent accountants	 FOR	 AGAINST	 ABSTAIN

General Motors Corporation Board of Directors recommends a vote "AGAINST" Proposal 3.

3. Stockholder proposal to eliminate awarding, repricing, or renewing stock options	 FOR	 AGAINST	 ABSTAIN

General Motors Corporation Board of Directors recommends a vote "AGAINST" Proposal 4.

4. Stockholder proposal to adopt cumulative voting	 FOR	 AGAINST	 ABSTAIN

General Motors Corporation Board of Directors recommends a vote "AGAINST" Proposal 5.

5. Stockholder proposal to request report on greenhouse gas emissions	 FOR	 AGAINST	 ABSTAIN

General Motors Corporation Board of Directors recommends a vote "AGAINST" Proposal 6.

6. Stockholder proposal to request stockholder approval for future golden parachutes	 FOR	 AGAINST	 ABSTAIN

General Motors Corporation Board of Directors recommends a vote "AGAINST" Proposal 7.

7. Stockholder proposal to apply simple majority vote on items subject to stockholder vote	 FOR	 AGAINST	 ABSTAIN

To cast your vote please click "Submit."
(NOTE: Your vote will not be counted until you click "Submit.")

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VOTE BY NET

Solar Hunter
1000 Main Street
Anywhere, NJ 12345

Control Number: X XXX XXX XXX XXX
Confirmation Number: XXXXXX
Date: XXX XXX XX XXXX XX:XX:XX XXX

Thank you for using EquiServe's Vote-By-Net facility.

Step 3: Summary of your vote

Your vote was recorded by EquiServe as follows:

1. Election of Directors	XXXXXXX

2. Ratify selection of independent accountants	XXXXXXX

3. Stockholder proposal to eliminate awarding, repricing, or renewing stock options	XXXXXXX

4. Stockholder proposal to adopt cumulative voting	XXXXXXX

5. Stockholder proposal to request report on greenhouse gas emissions	XXXXXXX

6. Stockholder proposal to request stockholder approval for future golden parachutes	XXXXXXX

7. Stockholder proposal to apply simple majority vote on items subject to stockholder vote	XXXXXXX

Delivery Preference

Electronically

E-mail address: solarhunter@galaxy.com

Please keep a copy for your records. To change your vote, click "Back."

To view and/or print your admission ticket, click "Options."

You can now vote another proxy or go to General Motors Corporation Homepage or click "Finish" to exit to EquiServe Homepage.

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© 2002 EquiServe(R). All rights reserved .

General Motors Corporation

Telephone Voting Script

Toll Free: 877-779-8683   Collect: 201-536-8073

1.	Welcome to the electronic voting system. Please have your proxy card or voting instruction sheet or ballot available before voting.

2.	Enter the series of numbers printed in the gray shaded box on your card, followed by the pound sign.

3.	One moment please while we verify your information. (If no U.S. social security number or U.S. taxpayer identification number, go to 5.)
4.	Enter the last four digits of the U.S. social security number or the U.S. taxpayer identification number for this account followed by the pound sign.

5.	The company that you are voting is General Motors Corporation.

6.	Your vote is subject to the same terms and authorizations as indicated on the proxy card. It authorizes the Proxy Committee to vote your shares of Common Stock as you direct.

7.	To vote all proposals in accordance with the recommendations of the Board of Directors, press 1. If you wish to vote on one proposal at a time, press 2. (If 1, go to 15.) (If 2, go to 8.)

8.	Item 1. To vote for all nominees press 1. To withhold from all nominees press 2. To withhold from individual nominees press 3. (If 1, go to 9.) (If 2, go to 9.) (If 3, go to Director Exception.)

1

Director Exception

Enter the two digit number next to the nominee from whom you would like to withhold your vote followed by the pound key. Or if you have completed voting on directors, press the pound key again. If you do not enter a two digit number, your vote will be recorded for all nominees as long as you press the pound key.

(If 00, go to 8.)

(If valid nominee number, go to Next Nominee.)

Next Nominee

To withhold your vote from another nominee enter the 2-digit number next to the nominee followed by the pound key, or if you have completed voting on directors press the pound key again.

(If 00, go to 8.)

(If valid nominee number, go to Next Nominee.)

Invalid Nominee Number

You have entered an invalid nominee number.

{Go to Next Nominee.}

9.	Item 2. To vote for, press 1; against, press 2; to abstain, press 3.
(If 1, go to 10.)
(If 2, go to 10.)
(If 3, go to 10.)

10.	Item 3. To vote for, press 1; against, press 2; to abstain, press 3.
(If 1, go to 11.)
(If 2, go to 11.)
(If 3, go to 11.)

11.	Item 4. To vote for, press 1; against, press 2; to abstain, press 3.
(If 1, go to 12.)
(If 2, go to 12.)
(If 3, go to 12.)

12.	Item 5. To vote for, press 1; against, press 2; to abstain, press 3.
(If 1, go to 13.)
(If 2, go to 13.)
(If 3, go to 13.)

2

13.	Item 6. To vote for, press 1; against, press 2; to abstain, press 3.
(If 1, go to 14.)
(If 2, go to 14.)
(If 3, go to 14.)

14.	Item 7. To vote for, press 1; against, press 2; to abstain, press 3.
(If 1, go to 15.)
(If 2, go to 15.)
(If 3, go to 15.)

15.	You have cast your vote as follows:

{Playback the appropriate vote for this proxy card.}

Default Playback

You have voted in the manner recommended by the board of directors.

Director Proposal Playback

For all nominees

Or

For all nominees except: #

Or

Withhold For all nominees

For/Against/Abstain Proposal Playback

Item # {For | Against | Abstain}

16.

Your vote has been successfully recorded. It is not necessary for you to mail in your card. If you wish to vote another card or change your vote, press
  1. Otherwise, please hang up. Thank you for voting.

No Key Pressed

Go to the same item (repeat three times); otherwise, go to Error.

3

Invalid Number

Go to the same item (repeat three times); otherwise, go to Error.

Error

We are unable to process your request at this time. Thank you for calling.

{Call ends.}

4